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PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED APRIL 12, 2002

1,850,000 Preferred Securities

FIRST MERCHANTS CAPITAL TRUST I

8.75% Cumulative Trust Preferred Securities
(Liquidation Amount $25 Per Preferred Security)

Fully, irrevocably and unconditionally guaranteed
on a subordinated basis, as described in this prospectus supplement, by

        First Merchants Capital Trust I is offering 1,850,000 preferred securities at $25 per security. The preferred securities represent an indirect interest in our 8.75% junior subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by First Merchants Capital Trust I using the proceeds from its offering of the preferred securities.

        The preferred securities have been approved for inclusion in the Nasdaq National Market under the symbol FRMEP. Trading is expected to commence on or prior to delivery of the preferred securities.

Investing in the preferred securities involves risks. See "Risk Factors" beginning on page S-15.

        The preferred securities are not savings accounts, deposits or obligations of the any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Preferred Security	Total
Public offering price	$25.00	$46,250,000
Proceeds to First Merchants Capital Trust I	$25.00	$46,250,000

        This is a firm commitment underwriting. We will pay underwriting commissions of $0.9375 per preferred security, or a total of $1,734,375, to the underwriters for arranging the investment in our junior subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 277,500 preferred securities to cover over-allotments, if any.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Stifel, Nicolaus & Company Incorporated	RBC Capital Markets

The date of this Prospectus Supplement is April 12, 2002

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should only rely on the information contained in this prospectus supplement, the accompanying prospectus or the information that we have referred you to. We have not authorized anyone to provide you with any other information.

        The trust may sell preferred securities after the date of this prospectus supplement, and this prospectus supplement and the accompanying prospectus may be delivered to you after the date of this prospectus supplement. However, you should realize that the affairs of First Merchants Corporation or the trust may have changed since the date of this prospectus supplement. This prospectus supplement will not reflect those changes.

        You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the preferred securities in any jurisdiction in which such an offer or solicitation is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the preferred securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, before making a decision to invest in the preferred securities you should also read the more detailed information set forth in this prospectus supplement and the accompanying prospectus, our financial statements and other information that is incorporated by reference in this prospectus supplement and the prospectus. The words "we," "our" and "us" refer to First Merchants Corporation and its subsidiary banks. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

First Merchants Corporation

        First Merchants Corporation, headquartered in Muncie, Indiana, is a multi-bank holding company with 67 banking offices in north-central and east-central Indiana and one office in southwestern Ohio. We were organized in 1982 to serve as a holding company for our largest and lead bank, First Merchants Bank, National Association, which was organized in 1893. At December 31, 2001, we had total assets of $1.8 billion, deposits of $1.4 billion, shareholders' equity of $179.1 million, and a trust and investment management department with approximately $1.4 billion in assets under management. We acquired Lafayette Bank and Trust Company on April 1, 2002, when we acquired its parent corporation Lafayette Bancorporation for a combination of cash and shares of our common stock. At December 31, 2001, Lafayette Bancorporation had total assets of $762.3 million. At December 31, 2000, we were the 7th largest bank holding company headquartered in Indiana based on total assets. After the Lafayette Bancorporation acquisition, we became the 5th largest bank holding company headquartered in Indiana based on total assets.

        Through our nine community bank subsidiaries, we offer a broad range of financial services primarily to business and individual customers in north-central and east-central Indiana. The financial services we offer include accepting time, savings and demand deposits; making consumer, commercial, agri-business and real estate mortgage loans; renting safe deposit facilities; providing personal and corporate trust services; providing full service brokerage; and providing other corporate services, letters of credit, and repurchase agreements. Through various nonbank subsidiaries we also offer personal and commercial lines of insurance, and engage in the title insurance agency business and the reinsurance of credit insurance, including life, accident, and health.

        The following table provides information regarding each of our community bank subsidiaries.

Name/Headquarters	Year Organized	Year Acquired	Total Assets As of December 31, 2001 (In thousands)	Number of Banking Offices
First Merchants Bank, National Association Muncie, Indiana	1893	1983	$792,757	18
Lafayette Bank and Trust Company Lafayette, Indiana	1899	2002	762,318	20
The Madison Community Bank Anderson, Indiana	1872	1988	214,277	9
The Union County National Bank of Liberty Liberty, Indiana	1872	1996	203,130	5
Frances Slocum Bank & Trust Company Wabash, Indiana	1963	2001	183,790	6
The First National Bank of Portland Portland, Indiana	1904	1999	118,750	2
Decatur Bank & Trust Company Decatur, Indiana	1967	2000	146,307	4
First United Bank Middletown, Indiana	1882	1991	79,857	3
The Randolph County Bank Winchester, Indiana	1865	1996	80,847	1

Financial Summary

        The following table highlights the financial growth and performance of our organization for the five year period ended December 31, 2001 and excludes the financial results of Lafayette Bank and Trust Company, which we acquired on April 1, 2002.

	As of or For the Year Ended December 31,
	2001	2000	1999	1998	1997
	(Dollars in thousands, except per share data)
Net Income	$22,209	$19,940	$19,088	$17,907	$16,483
Earnings per share (fully diluted)	1.78	1.66	1.50	1.41	1.31
Total assets	1,787,035	1,621,063	1,474,048	1,362,527	1,181,359
Loans	1,359,893	1,175,586	998,956	891,132	838,658
Deposits	1,421,251	1,288,299	1,147,203	1,085,952	976,972
Common shareholders' equity	179,128	156,063	126,296	153,891	141,794
Return on average assets	1.31%	1.30%	1.37%	1.43%	1.43%
Return on average equity	13.36	14.10	12.75	12.09	12.12

Note: the table reflects both internal growth and growth through the acquisition of two banks which were accounted for under the purchase method of accounting, one in 2000 and one in 2001.

        We reported 2001 net income of $22.2 million and diluted earnings per share of $1.78, which represented our 26th consecutive year of record earnings per share on an originally-reported basis.

Over the past five years, we have delivered consistent earnings growth and asset quality as evidenced by the following:

  •
  our diluted earnings per share have increased at a compound annual growth rate of 8.0%;

  •
  our total assets increased at a compound annual growth rate of 9.9%;

  •
  our total deposits increased at a compound annual growth rate of 9.1%;

  •
  our return on average stockholders' equity has averaged 12.88%;

  •
  our return on average assets has averaged 1.37%; and

  •
  our annual net charge-offs to average loans have averaged 0.17%.

Primary Lines of Business

        Our primary lines of business are presented below.

        Commercial Lending.    Our commercial lending activities focus primarily on providing commercial business loans, loans secured by owner-occupied real estate, commercial real estate loans and agricultural loans. We target businesses with annual revenues ranging from start-up to $100 million. Typically, our customers' financing requirements range from $50,000 to $5 million. Our legal lending limit was approximately $23.8 million as of December 31, 2001, and this limit accommodates most credit opportunities we encounter. As of December 31, 2001, our two largest lending relationships, based on amounts committed, were approximately $15.0 million each, and we had only six relationships in which our commitments totaled at least $9 million. We primarily make secured and unsecured commercial loans for general business purposes, including working capital, accounts receivable financing, machinery and equipment acquisition and commercial real estate financing. While loans are generally made within the market areas of each of our subsidiary banks, we also provide loan services to other community banks around the State of Indiana as a correspondent/participation relationship generally with those banks' premier customers. Commercial loans comprised approximately $561.8 million, or 41.3%, of our total loan portfolio at December 31, 2001. Lafayette Bank and Trust Company had an additional $238.5 million of commercial loans as of the same date.

        Consumer Lending.    We offer a full range of consumer loans to individuals, including the owners and principals of our commercial customers, and a wide range of retail customers in our market areas. We offer consumer loans for a variety of personal financial needs, including home equity, new and used automobiles and overdraft protection for checking account customers. At December 31, 2001, approximately 33.1% of our consumer loans consisted of indirect auto, recreational vehicle and boat loans which are originated through auto dealers in the local area. Consumer loans comprised approximately $179.4 million, or 13.2%, of our total loan portfolio at December 31, 2001. Lafayette Bank and Trust Company had an additional $40.0 million of consumer loans as of the same date.

        Trust.    We operate a trust and investment management department with total assets under management of $1.4 billion as of December 31, 2001. Lafayette Bank and Trust Company had an additional $300 million in trust assets under management as of the same date. Our trust and investment group serves the customers of each of our subsidiary community banks. We focus on serving the investment management relationships through personal trust and retirement accounts, placing an emphasis on internal investment expertise and high levels of customer service. We are a traditional provider of fiduciary trust and personal trust services. The fiduciary trust services we offer include the administration of estates and qualified employee benefit plans. During 2001, personal trust accounts produced approximately 57.5% of our trust department's $5.4 million of revenue. The revenue of Lafayette Bank and Trust Company's trust department for the same period was $1.3 million. Our trust department works in conjunction with the lending and management team within each local market.

        Mortgage Banking.    Our mortgage banking department underwrites and originates a wide range of retail mortgage loan products. We sell a significant amount of the long-term fixed rate mortgages that we originate on a servicing retained basis into the secondary mortgage market. These sales make funds available for reuse in mortgage or other lending activities and typically generate a net gain (including origination fee income and deferred origination costs), limit the interest rate risk caused by holding long-term, fixed-rate loans, and supplement our portfolio of serviced loans which generate fee income. We originated approximately $22.7 million of residential mortgage loans for sale into the secondary market during 2001 and serviced $37.9 million in mortgage loans for others at December 31, 2001. Lafayette Bank and Trust Company originated an additional $138.6 million of residential mortgage loans for sale into the secondary market during 2001.

Our Operating Strategy

        The primary components of our operating strategy are as follows:

  •
  Operate independent community banks. We operate through nine separate community bank charters, each of which operates under its own management team and board of directors. We believe our independent and autonomous community banks allow us to provide superior service and maintain strong personal relationships with our customers and differentiate us from other similarly-sized organizations in our Indiana markets. Each bank operates with a unique name and has control over loan decisions, product pricing and loan participations with our other banks. At the holding company, we provide support in the areas of data processing, investment decisions, back office support, compliance, loan review and lending policy. We believe that local authority and management allow our banks to focus on client service and new business development.

  •
  Consistent business focus. We focus our business development efforts in areas where we believe our management and employees have significant experience and expertise. These areas include commercial real estate lending, mortgage banking, government guaranteed or insured loans, home equity loans and retail banking for customers who desire a high level of personalized service. These business lines have been key components of our business for a number of years and we believe that this consistency of focus has enhanced our ability to generate consistent, profitable growth.

  •
  Conservative credit culture. We believe that we have a conservative and consistent credit philosophy. Our lending activity is primarily focused on real estate-secured lending, both consumer and commercial. We believe this strategy of real estate-secured lending within our market area minimizes our credit risk. As of December 31, 2001, more than 61.2% of our total loans were real estate loans.

  •
  Increased emphasis on fee income. In order to provide greater balance and mix to our operations and growth potential, we are committed to movement toward greater fee income through enhancement and extension of our financial services. A key component of our strategy is to continue to expand our trust department through the cross-selling of trust products and services to our current customers. Additionally, we intend to continue to explore opportunities to expand our current product line through establishing or acquiring non-banking businesses. For example, in November 2001, we structured a joint venture with two other local financial institutions to enter the title insurance business. Our strategy has contributed to the increase in non-interest income to 22.4% of total revenue (consisting of net interest income and non-interest income) in 2001 from 17.8% in 1996.

  •
  Use of Technology. We emphasize investment in technology and systems and working with strong and technologically-proficient vendor partners. Historically, we have been an early user of new technology, such as internet banking. We believe the efficient use of technology increases the effectiveness and efficiency of our employees, while also providing expanded products and services to our customers.

Expansion Strategy

        We have been committed to controlled expansion since 1988 by focusing on strengthening market share in our existing communities and expanding into new markets, many of them in high growth areas with strong demographics. During this period, we have expanded our coverage area from two counties served by 17 banking offices to our current 18 counties covered by 68 banking offices, including the Lafayette Bancorporation acquisition. In the process, we have grown from less than $500 million in assets in 1988 to $1.8 billion at December 31, 2001, or $2.6 billion on a pro forma basis as of such date after giving effect to our April 1, 2002 acquisition of Lafayette Bancorporation.

        In the future, we intend to consider de novo branching opportunities and potential acquisitions of community banks, thrifts and other financial service businesses. We expect to emphasize acquisitions which are accretive to our earnings; focusing on institutions with strong management and meaningful market share. Our de novo branching strategy will focus primarily on high growth areas with strong market demographics in which we have the potential to grow market share.

Recent Developments

        On April 1, 2002, we acquired Lafayette Bank and Trust Company through the merger of Lafayette Bancorporation with and into First Merchants Corporation. This acquisition provides us entry into the attractive Lafayette, Indiana market. Lafayette Bank and Trust Company operates 20 banking offices in the Indiana counties of Carroll, Jasper, Tippecanoe, and White. We intend to operate each of these offices under the name Lafayette Bank and Trust Company. As of December 31, 2001, Lafayette Bank and Trust Company had total assets of $762.3 million and deposits of $618.6 million.

        We will issue approximately 2.8 million shares of our common stock and pay approximately $50.9 million in cash to the shareholders of Lafayette Bancorporation in connection with the acquisition. We expect that all or part of the cash portion of the purchase will be financed out of the net proceeds from the sale of the debentures in this offering. See "Use of Proceeds" on page S-25, and "Unaudited Pro Forma Combined Consolidated Financial Information" on page S-28.

First Merchants Capital Trust I

        First Merchants Capital Trust I is a newly created Delaware business trust. We created First Merchants Capital Trust I to offer the preferred securities and to purchase the debentures. The trust has a term of approximately 31 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus supplement and the accompanying prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

        Our principal executive offices, as well as those of the trust are located at 200 East Jackson Street, Muncie, Indiana 47305. The main phone number for both First Merchants Corporation and the trust is 765-747-1500.

The Offering

The issuer	First Merchants Capital Trust I.
Securities being offered
1,850,000 preferred securities, which represent preferred undivided interests in the assets of the trust. Those assets will consist solely of the debentures and payments received on the debentures. The trust will sell the preferred securities to the public for cash. The trust will use that cash to buy the debentures from us.
Offering price	$25 per preferred security.
When distributions will be paid to you
If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at a 8.75% annual rate. Distributions will accumulate from the date the trust issues the preferred securities and are to be paid quarterly on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2002. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date. We may defer the payment of cash distributions, as described below.
When the preferred securities must be redeemed
The debentures will mature and the preferred securities must be redeemed on June 30, 2032. We have the option, however, to shorten the maturity date to a date not earlier than June 30, 2007. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve System, if required.
Redemption of the preferred securities before June 30, 2032 is possible
The trust must redeem the preferred securities when the debentures are paid at a maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures at any time on or after June 30, 2007. In addition, we may redeem, at any time, all of the debentures if:
•
there is a change in existing laws or regulations, or new official administrative or judicial interpretation or application of these laws and regulations, that causes the interest we pay on the debentures to no longer be deductible by us for federal tax purposes; or the trust becomes subject to federal income tax; or the trust becomes or will become subject to other taxes or governmental charges;
• there is a change in existing laws or regulations that requires the trust to register as an investment company; or

• there is a change in the capital adequacy guidelines of the Federal Reserve that results in the preferred securities not being counted as Tier 1 capital.

We may also redeem debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities then owned by us.

Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required by law or regulation. If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.
We have the option to extend the interest payment period
The trust will rely solely on payments made by us under the debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond June 30, 2032. If we defer interest payments on the debentures:
• the trust will also defer distributions on the preferred securities;
• the distributions you are entitled to will accumulate; and
• these accumulated distributions will earn interest at an annual rate of 8.75%, compounded quarterly, until paid.

At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you. During an extension period, we are restricted from paying dividends or distributions on our capital stock or redeeming, purchasing or acquiring or making liquidation payments with respect to our capital stock, except for some exceptions.
You will still be taxed if distributions on the preferred securities are deferred
If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for federal income tax purposes in advance of receiving these amounts, even if you are a cash-basis taxpayer.

Our full and unconditional guarantee of payment
Our obligations described in this prospectus supplement and the related prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee by us on a subordinated basis, of the obligations of the trust under the preferred securities. Under the guarantee agreement, we guarantee the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.
We may distribute the debentures directly to you
We may, at any time, dissolve the trust and distribute the debentures to you, subject to the prior approval of the Federal Reserve, if then required by law or regulation. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.
How the securities will rank in right of payment	Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:
•
the preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities of the trust or our common shares will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;
• our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness; and
• because we are a holding company, the debentures and the guarantee will effectively be subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries.
Voting rights of the preferred securities	Except in limited circumstances, holders of the preferred securities will have no voting rights.
Nasdaq National Market symbol	FRMEP

You will not receive certificates
The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.
How the proceeds of this offering will be used
The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We estimate that the net proceeds to us from the sale of the debentures to the trust, after deducting offering expenses and underwriting commissions, will be approximately $44.1 million or $50.8 million if the underwriter's over-allotment option is exercised in full. We expect to use the net proceeds from the sale of the debentures to fund part or all of the cash consideration payable to the shareholders of Lafayette Bancorporation as part of the April 1, 2002 merger of Lafayette Bancorporation with and into First Merchants Corporation.

        Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page S-15.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth certain summary historical consolidated financial information for us and for Lafayette Bancorporation. Our balance sheet data and income statement data as of and for the five years ended December 31, 2001 and Lafayette Bancorporation's balance sheet data and income statement data as of and for the five years ended December 31, 2001 are taken from each of our respective audited consolidated financial statements. You should read this financial data in conjunction with our and Lafayette Bancorporation's consolidated financial statements, and the related notes, incorporated in this prospectus supplement by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes, appearing elsewhere in this prospectus supplement. Results for past periods are not necessarily indicative of results that may be expected for any future period.

FIRST MERCHANTS CORPORATION
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

	As of or For the Year Ended December 31
	2001	2000	1999	1998	1997
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$120,435	$116,528	$100,463	$94,161	$88,184
Interest expense	56,074	60,546	46,898	44,465	41,392

Net interest income	64,361	55,982	53,565	49,696	46,792
Provision for loan losses	3,576	2,625	2,241	2,372	1,735
Non-interest income	18,543	16,634	14,573	12,880	10,146
Non-interest expense	45,195	40,083	36,710	32,741	30,016
Federal income tax expense	11,924	9,968	10,099	9,556	8,704

Net income	$22,209	$19,940	$19,088	$17,907	$16,483

Per Common Share Data(1):
Basic earnings	$1.79	$1.67	$1.51	$1.43	$1.33
Diluted earnings	1.78	1.66	1.50	1.41	1.31
Cash dividends	0.92	0.86	0.80	0.73	0.66
Book value	14.14	12.80	11.00	12.24	11.38
Market value	24.01	21.55	24.34	24.76	23.17
Weighted average common shares outstanding(1):
Basic	12,399,985	11,909,457	12,608,560	12,519,023	12,406,146
Diluted	12,489,329	11,992,276	12,722,754	12,691,524	12,556,371
Common shares outstanding(1)	12,670,307	12,192,319	11,483,448	12,574,753	12,458,956
Balance Sheet Data:
Total assets	$1,787,035	$1,621,063	$1,474,048	$1,362,527	$1,181,359
Loans	1,359,893	1,175,586	998,956	891,132	838,658
Securities	240,322	307,963	343,971	351,217	266,595
Deposits	1,421,251	1,288,299	1,147,203	1,085,952	976,972
Borrowings(2)	174,404	163,581	189,862	113,703	54,479
Shareholders' equity	179,128	156,063	126,296	153,891	141,794
Selected Performance Ratios:
Return on average assets	1.31%	1.30%	1.37%	1.43%	1.43%
Return on average shareholders' equity	13.36	14.10	12.75	12.09	12.12
Net interest margin(3)	4.24	4.03	4.27	4.41	4.54
Efficiency ratio(4)	52.95	53.26	51.64	50.11	50.41
Dividend pay-out ratio	51.69	51.81	53.33	51.77	50.38

	As of or For the Year Ended December 31
	2001		2000		1999		1998		1997
Asset Quality Ratios:
Non-performing assets to total assets(5)	0.84%		0.50%		0.34%		0.36%		0.47%
Allowance for loan losses to total loans	1.11		1.06		1.01		1.03		1.01
Net charge-offs to average loans	0.23		0.16		0.14		0.18		0.16
Non-performing loans to total loans(6)	1.08		0.68		0.50		0.51		0.63
Allowance for loan losses to non-performing loans(6)	103.24		156.89		201.99		203.87		160.06
Liquidity and Capital Ratios:
Total shareholders' equity to total assets	10.02%		9.63%		8.57%		11.29%		12.00%
Average loans to average deposits	95.41		91.32		87.20		85.61		96.81
Leverage ratio(7)	8.70		8.72		9.15		11.90		11.83
Tier 1 risk-based capital ratio	10.63		11.65		12.70		16.00		16.64
Total risk-based capital ratio	11.75		12.72		13.71		17.00		17.94
Ratio of Earnings to Fixed Charges(8):
Including deposit interest	1.61	x	1.49	x	1.62	x	1.62	x	1.61	x
Excluding deposit interest	4.34		3.73		4.49		6.98		7.26

(1)
Prior period amounts have been restated for stock splits, stock dividends and pooling-of-interests transactions.

(2)
Borrowings include note payable, FHLB advances, repurchase agreements, federal funds purchased and U.S. Treasury demand notes.

(3)
On a tax equivalent basis.

(4)
Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income.

(5)
Non-performing assets include non-performing loans and other real estate owned.

(6)
Non-performing loans include loans past due over 90 days and still accruing, restructured and non-accrual loans.

(7)
The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets.

(8)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest expense. Fixed charges consist of interest expense.

LAFAYETTE BANCORPORATION
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

	As of or For the Year Ended December 31
	2001	2000	1999	1998	1997
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$53,664	$52,386	$44,390	$34,725	$31,911
Interest expense	26,903	27,405	21,543	16,963	15,525

Net interest income	26,761	24,981	22,847	17,762	16,386
Provision for loan losses	1,225	1,200	1,060	980	620
Non-interest income	7,454	5,825	5,125	4,916	4,168
Non-interest expense	22,174	19,176	17,534	13,610	12,557
Income tax expense	3,401	3,514	3,027	2,711	2,569

Net income	$7,415	$6,916	$6,351	$5,377	$4,808

Per Common Share Data(1):
Basic earnings	$1.87	$1.75	$1.61	$1.36	$1.22
Diluted earnings	1.84	1.74	1.57	1.34	1.21
Cash dividends	0.47	0.43	0.39	0.34	0.31
Book value	14.92	13.36	11.61	10.82	9.77
Market value	27.15	13.00	23.86	23.18	17.36
Weighted average common shares outstanding(1):
Basic	3,959,582	3,950,297	3,940,024	3,940,123	3,937,399
Diluted	4,020,795	3,985,521	4,034,388	4,027,260	3,974,701
Common shares outstanding(1)	3,961,589	3,953,616	3,945,183	3,940,208	3,938,791
Balance Sheet Data:
Total assets	$762,318	$741,147	$645,149	$483,969	$439,029
Loans	555,864	537,725	489,070	353,828	312,227
Securities	98,082	83,341	84,434	81,835	71,845
Deposits	618,572	578,297	522,247	395,546	355,195
Borrowings(2)	77,205	102,859	70,250	40,256	40,258
Shareholders' equity	59,120	52,801	45,785	42,614	38,469
Selected Performance Ratios:
Return on average assets	0.99%	1.02%	1.06%	1.18%	1.15%
Return on average shareholders' equity	13.12	14.11	14.27	13.17	13.16
Net interest margin(3)	4.04	4.20	4.27	4.34	4.36
Efficiency ratio(4)	63.02	60.45	60.93	58.46	59.63
Dividend pay-out ratio	25.11	24.67	24.25	24.94	24.98
Asset Quality Ratios:
Non-performing assets to total assets(5)	0.56%	0.53%	0.28%	0.51%	0.28%
Allowance for loan losses to total loans	0.97	0.94	0.94	1.20	1.11
Net charge-offs to average loans	0.16	0.14	0.16	0.06	0.12
Non-performing loans to total loans(6)	0.76	0.71	0.27	0.69	0.31
Allowance for loan losses to non-performing loans(6)	127.88	132.58	349.85	173.81	352.75
Liquidity and Capital Ratios:
Total shareholders' equity to total assets	7.76%	7.12%	7.10%	8.81%	8.76%
Average loans to average deposits	91.39	94.41	90.57	88.24	83.65
Leverage ratio(7)	6.24	5.79	5.53	8.82	8.76
Tier 1 risk-based capital ratio	8.31	7.40	7.04	11.85	12.14
Total risk-based capital ratio	9.28	8.33	7.99	13.05	13.26

	As of or For the Year Ended December 31
	2001		2000		1999		1998		1997
Ratio of Earnings to Fixed Charges(8):
Including deposit interest	1.40	x	1.38	x	1.44	x	1.48	x	1.48	x
Excluding deposit interest	3.54		3.38		3.66		4.93		5.65

(1)
Prior period amounts have been restated for stock splits and stock dividends.

(2)
Borrowings include note payable, FHLB advances, and short-term borrowings.

(3)
On a tax equivalent basis.

(4)
Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income.

(5)
Non-performing assets include non-performing loans and other real estate owned.

(6)
Non-performing loans include loans past due over 90 days and still accruing, restructured and non-accrual loans.

(7)
The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets.

(8)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest expense. Fixed charges consist of interest expense.

SUMMARY UNAUDITED PRO FORMA COMBINED
CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth certain summary unaudited pro forma combined consolidated financial information for us and for Lafayette Bancorporation giving effect to our merger and the related issuance of the preferred securities and other bank debt to fund the cash consideration payable in the merger (assuming no exercise of the underwriters' over-allotment option). The income statement information presented gives effect to the merger and the related issuance of preferred securities and bank debt as if each occurred on January 1, 2001. The balance sheet information presented gives effect to the merger and the related issuance of preferred securities and bank debt as if each occurred on December 31, 2001. The following pro forma historical information does not reflect any cost savings which we may achieve subsequent to the merger.

        You should read this unaudited pro forma combined consolidated financial information in conjunction with each of our and Lafayette Bancorporation's consolidated financial statements, and the related notes, incorporated by reference in this prospectus supplement and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes, appearing elsewhere in this prospectus supplement. The unaudited pro forma combined consolidated financial information may not be indicative of the results of operations that actually would have occurred if the merger and the related issuance of the preferred securities and bank debt had occurred on the dates assumed above or of the results of operations that may be achieved in the future.

	Pro Forma As of or For the Year Ended December 31, 2001
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$173,804
Interest expense	81,668

Net interest income	92,136
Provision for loan losses	4,801
Non-interest income	25,997
Non-interest expense	70,445
Income before income taxes	42,887
Income tax expense	14,489

Net income	$28,398

Per Common Share Data:
Basic earnings	$1.87
Diluted earnings	1.86
Cash dividends	0.92
Book value	15.82
Weighted average common shares outstanding:
Basic	15,173,044
Diluted	15,262,388
Common shares outstanding	15,443,366
Balance Sheet Data:
Total assets	$2,614,169
Loans	1,916,052
Securities	338,533
Deposits	2,045,134
Borrowings(1)	304,985
Shareholders' equity	244,238
Ratio of Earnings to Fixed Charges(2):
Including deposit interest	1.53	x
Excluding deposit interest	3.32

(1)
Borrowings include trust preferred securities.

(2)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest expense. Fixed charges consist of interest expense.

RISK FACTORS

        Investing in preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus supplement. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities.

        Because the trust will rely on the payments it receives on the debentures to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by us as well as the preferred securities. Purchasers should carefully review the information in this prospectus supplement about the preferred securities, the debentures and the guarantee.

Risks Related to an Investment in First Merchants Corporation

Recent events may adversely affect financial markets and us.

        On September 11, 2001, the United States was subjected to multiple terrorist attacks, resulting in the loss of many lives and massive property damage and destruction in New York City, Washington, D.C. and Pennsylvania. Since that date, various persons have received letters infected with anthrax bacteria and other terrorist threats have been made. Such terrorist activities have resulted in military responses by the United States and other countries, as well as disruptions in air travel, substantial losses by various companies including airlines, insurance providers and aircraft makers, the need for heightened security across the country and decreases in consumer confidence that could cause a general slowdown in economic growth. These disruptions and uncertainties could adversely affect U.S. and world financial markets, as well as our financial condition and results of operations.

Our allowance for loan losses may not be adequate to cover actual loan losses.

        Our loan customers may not repay their loans according to their terms, and the customers' collateral securing the payment of their loans may be insufficient to assure repayment. Credit losses are inherent in the lending business and could harm our operating results.

        We make various assumptions and judgments about the collectability of our loan portfolio and provide allowances for potential losses based on a number of factors. If the assumptions are wrong, the allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Additions to our allowance for loan losses would decrease our net income.

Our exposure to credit risk is increased by our commercial real estate, construction and business lending.

        Commercial real estate, commercial business and construction lending generally involve a higher degree of credit risk than single-family residential lending. These loans involve larger loan balances to a single borrower or groups of related borrowers. These loans are also more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring that will be performed by our officers and directors cannot eliminate all of the risks related to these loans.

Our commercial real estate loans generally have higher principal amounts and may have balloon payments.

        Commercial real estate loans involve greater risk because they generally involve higher principal amounts and are dependent, in large part, on sufficient income from the property securing the loan to cover operating expenses and loan payments. In addition, many commercial real estate loans are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. Because these loans depend on the successful operation, sale and refinancing of property, they may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy. As of December 31, 2001, we had $230.2 million and Lafayette Bank and Trust Company had $187.6 million in commercial real estate loans, including multifamily residential and agriculture-related loans.

Our construction loans are based upon estimates of construction costs and property values, and these estimates may be inaccurate.

        Risk of loss on a construction loan depends largely upon whether we properly estimate construction costs and a property's value at completion of construction. Construction loans often require disbursement of substantial funds with repayment dependent in part on the success of the ultimate project and the borrower's ability to sell or lease the property or refinance the indebtedness. During the construction phase, a number of factors can result in delays and cost overruns. If the estimate of value is inaccurate, the value of the property securing our loans may be insufficient to ensure full repayment when completed through sale, a permanent loan or seizure of collateral. As of December 31, 2001, we had $61.4 million and Lafayette Bank and Trust Company had $62.3 million in construction loans.

Business borrowers' ability to repay our loans will substantially depend upon their commercial success and the value of their collateral may be difficult to appraise and may change over time.

        Unlike residential mortgage loans that are based on the borrower's ability to repay the loan from the borrower's income and are secured by real property with a value that is usually readily ascertainable, commercial business loans are typically based on the borrower's ability to repay the loan from the cash flow of the business. These loans involve greater risk because the availability of funds to repay the loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and fluctuate in value based on the success of the business. As of December 31, 2001, we had $302 million and Lafayette Bank and Trust Company had $52.8 million in commercial business loans.

Changes in economic conditions could adversely affect our loan portfolio.

        Our success depends to a great extent upon the general economic conditions of the Central Indiana area. Unlike larger banks that are more geographically diversified, we will provide banking and financial services to customers primarily in the north-central and east-central Indiana areas. Our commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans will be impacted by local economic conditions.

        An economic slowdown could have many adverse consequences, including the following:

  •
  Loan delinquencies may increase;
  •
  Problem assets and foreclosures may increase;
  •
  Demand for our products and services may decline; and
  •
  Collateral for our loans may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans.

        In addition to local economic conditions in the Central Indiana area, our success will also depend in part upon the state of the national economy. A general downturn in the national economy may impact our operations. In addition, in the wake of the acts of September 11, 2001, the effect of those acts and possible future terrorist attacks on us or the national economy cannot be known or predicted.

We may experience difficulties in managing our growth.

        As part of our overall growth strategy, we may decide to acquire banks and related businesses which our board of directors believes provide a strategic fit with our business. To the extent that we grow, we may not be able to adequately and profitably manage our growth. In addition, we may not obtain regulatory approval for acquisitions proposed to be undertaken in the future. We expect to account for possible future acquisitions under the purchase method of accounting which could adversely affect future results of operations.

We will be subjected to special risks if we make future acquisitions.

        Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

  •
  potential exposure to liabilities of any banks or other businesses acquired;
  •
  difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired;
  •
  possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;
  •
  potential disruption to our business;
  •
  potential diversion of our management's time and attention; and
  •
  impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired.

We will increase our leverage and diminish our liquidity to obtain additional financing in order to acquire Lafayette Bank and Trust Company.

        The proceeds from this offering will be used to pay all or part of the cash portion of the Lafayette Bank and Trust Company acquisition. If the underwriters do not exercise their over-allotment option in full, we will also borrow money from a bank to fund the remaining cash portion of the purchase price. Through these transactions, we expect to incur additional indebtedness of approximately $53.0 million. This increased indebtedness may reduce our flexibility to respond to changing business and economic conditions or our ability to fund the capital expenditure or working capital needs of our subsidiaries, because we will require additional funds to service our indebtedness. We will require greater dividends from our subsidiaries than those we have historically received in order to satisfy our debt service requirements. Dividend payments to us from our subsidiary banks are subject to regulatory limitations as described under the Risk Factor captioned "Our ability to make interest payments on the debentures to the trust may be restricted" on page S-20, and we cannot assure you that our subsidiaries will be able to pay dividends in the future. If our subsidiaries pay dividends to us, they will have less capital to address their capital expenditure and working capital needs.

The integration of our business with Lafayette Bank and Trust Company's business may be difficult.

        Even though we have acquired other financial services businesses in the past, we have not completed an acquisition as large as the Lafayette Bank and Trust Company acquisition. The success of this merger will depend on a number of factors, including, but not limited to, our ability to:

  •
  integrate our operations with the operations of Lafayette Bank and Trust Company;
  •
  maintain existing relationships with our depositors and the depositors in Lafayette Bank and Trust Company to minimize withdrawals of deposits;
  •
  maintain and enhance existing relationships with borrowers to limit unanticipated losses from our loans and the loans of Lafayette Bank and Trust Company;
  •
  achieve expected costs savings and revenue enhancements from the combined company;
  •
  control the incremental non-interest expense to maintain overall operating efficiencies;

  •
  retain and attract qualified personnel; and
  •
  compete effectively in the communities served by Lafayette Bank and Trust Company and us and in nearby communities.

        Our failure to successfully integrate Lafayette Bank and Trust Company may harm our financial condition and results of operations and our ability to pay interest on the debentures.

It may be difficult for us to maintain our historical growth rate.

        We have completed various acquisitions and opened additional banking offices in the past few years that enhanced our rate of growth. We may not continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We may target acquisition candidates that a variety of larger financial institutions with substantially greater resources than us also may be interested in acquiring, which may make it more difficult or expensive for us to acquire any such candidate.

The loss of certain key personnel could adversely affect our operations.

        Our success will depend in large part on the retention of a limited number of key management, lending and other banking personnel. We will likely undergo a difficult transition period if we lose the services of any of these individuals. Our success also depends on the experience of our banking facilities' managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key persons could negatively impact the affected banking operations. We may not be able to retain our current key personnel or attract additional qualified key persons as needed.

Changes in interest rates may reduce our net interest income.

        Like other financial institutions, net interest income will affect our results of operations. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income will be impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our loans.

        Certain assets and liabilities customarily held by financial institutions may react in different degrees to changes in market interest rates. In addition, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates.

Changes in market rates of interest are beyond our control.

        We will not be able to control or accurately predict changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Federal Reserve Board. The following factors also may affect market interest rates:

  •
  inflation;
  •
  slow or stagnant economic growth or recession;
  •
  unemployment;
  •
  money supply;
  •
  international disorders;
  •
  instability in domestic and foreign financial markets; and

  •
  others factors beyond our control.

        Market rates of interest will impact the amounts earned on our assets such as loans and securities and the amounts paid on our liabilities such as deposits and borrowings.

Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes.

        The financial services industry, including the banking sector, is increasingly affected by advances in technology, including developments in:

  •
  telecommunications;
  •
  data processing;
  •
  automation;
  •
  Internet banking;
  •
  telebanking; and
  •
  debit cards and so-called "smart cards."

        To develop these and other new technologies, we will likely make additional capital investments. Although we continually invest in new technology, we may not have sufficient resources or access to the necessary technology to remain competitive in the future.

The banking business is highly competitive.

        We operate in a competitive environment. In the Central Indiana area, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that we do not provide. In addition, the extensive regulations that govern us may not apply to some of our non-bank competitors. Our profitability will depend upon the ability of our banks to compete in their market area.

We are subject to extensive and constantly changing regulation.

        The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not creditors or shareholders. We, and our non-bank subsidiaries, are subject to the supervision of the Federal Reserve, in addition to other regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and the ultimate effect of such changes cannot be predicted. Federal and state governments may modify regulations and laws at any time, and may enact new legislation. These modifications or new laws may harm us.

Risks Related to an Investment in the Preferred Securities

If we do not make interest payments under the debentures, the trust will be unable to pay distributions and liquidation amounts. In this case, the guarantee will not apply because the guarantee covers payments only if the trust has funds available.

        The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions on or the liquidation amount of the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

Our ability to make interest payments on the debentures to the trust may be restricted.

        We are a bank holding company and substantially all of our assets are held by our banks. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our bank and non-bank subsidiaries and any other subsidiaries which we may form in the future. Dividend payments or extensions of credit to us from our subsidiary banks are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over our subsidiary banks. The ability of our subsidiary banks to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. In 2000 and 2001, our subsidiary banks dividended to us what we considered to be their "excess capital." As a result of these extraordinary dividends, our subsidiary banks (other than Lafayette Bank and Trust Company which we acquired on April 1, 2002) do not have available retained earnings that can be dividended to us without prior regulatory approval. Consequently, we must obtain regulatory approval from the required regulatory agencies before our subsidiary banks can pay dividends to us. We have obtained approval from the required regulatory agencies for our banks to pay dividends to us in 2002 at levels we believe will be sufficient to fund interest payments on the debentures, cash dividends expected to be paid to the holders of our common stock and other anticipated cash flow needs. We cannot assure you that our subsidiaries will be able to pay dividends in the future, or that the applicable regulatory agencies will approve dividends in amounts sufficient to fund interest payments on the debentures.

        We could also be precluded from making interest payments on the debentures by our regulators if, in the future, they were to perceive deficiencies in liquidity or regulatory capital levels at our holding company. If this were to occur, we may be required to obtain the consent of our regulators prior to paying interest on the debentures. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during such period.

The debentures and the guarantee rank lower than most of our other indebtedness and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

        Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to the holding company's existing and future senior and subordinated indebtedness, which totaled $8.5 million outstanding principal amount at December 31, 2001. The holding company's senior and subordinated indebtedness as of such date on a pro forma combined basis with Lafayette Bancorporation was $18.7 million as of such date. Except in certain circumstances limiting our ability to issue additional preferred securities or similar securities or indebtedness, our ability to incur additional indebtedness is not limited. See "Description of the Debentures—Miscellaneous" on page S-57.

        Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our direct and indirect subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

We have the option to defer interest payments on the debentures for substantial periods.

        We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive this amount until a later date.

        You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

        We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

We have made only limited covenants in the indenture and the trust agreement.

        The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our results of operations or financial condition. The indenture prevents us and any subsidiary from incurring, in connection with the issuance of any trust preferred securities or any similar securities or indebtedness, indebtedness that is senior in right of payment to the debentures. Additionally, the indenture limits our ability and the ability of any subsidiary to incur, related to the issuance of any trust preferred securities or any similar securities or indebtedness, indebtedness that is equal in right of payment to the debentures. Except as described above, neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

We may redeem the debentures before June 30, 2032.

        Under the following circumstances, we may redeem the debentures before their stated maturity:

  •
  We may redeem the debentures, in whole or in part, at any time on or after June 30, 2007.
  •
  We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments.

        You should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

We can distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the preferred securities.

        The trust may be dissolved at any time before maturity of the debentures on June 30, 2032. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

        We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus supplement regarding the debentures.

        Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

There is no current public market for the preferred securities and their market price may be subject to significant fluctuations.

        There is currently no public market for the preferred securities. The preferred securities have been approved for inclusion in the Nasdaq National Market, and trading is expected to commence on or prior to delivery of the preferred securities. However, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue on the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

        Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

        The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

        You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of preferred securities you have limited voting rights.

        Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

You are subject to repayment risk because possible tax law changes could result in a redemption of the preferred securities.

        Future legislation may be enacted that could adversely affect our ability to deduct our interest payments on the debentures for federal income tax purposes, making redemption of the debentures likely and resulting in a redemption of the preferred securities.

        Certain proposed tax law changes have been considered in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. These proposals were not enacted into law. Although it is impossible to predict future proposals, if a future proposal of this sort were to become effective in a form applicable to already issued and outstanding securities, we could be precluded from deducting interest on the debentures. Enactment of this type of proposal might in turn give rise to a tax event as described under "Description of the Preferred Securities—Redemption or Exchange—Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event" on page S-38.

        In addition, the IRS could challenge the deductibility of interest paid on the debentures. If such a challenge was litigated to a conclusion in which the IRS's position on this matter were sustained, this judicial determination could constitute a tax event that could result in an early redemption of the preferred securities. For further information, see "Description of the Preferred Securities—Redemption or Exchange—Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event" on page S-38, "Description of the Debentures—Redemption" on page S-51, and "Certain Federal Income Tax Consequences" on page S-65.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make certain forward-looking statements in this prospectus supplement and in the information incorporated by reference herein that are based upon our current expectations and projections about current events. We intend these forward-looking statement to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include:

  •
  statements of our goals, intentions and expectations;

  •
  statements regarding our business plan and growth strategies;

  •
  statements regarding the asset quality of our loan and investment portfolios; and

  •
  estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

  •
  fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense expectations;

  •
  adverse changes in the Indiana economy, which might affect our business prospects and could cause credit-related losses and expenses;

  •
  adverse developments in our loan and investment portfolios;

  •
  competitive factors in the banking industry, such as the trend towards consolidation in our market;

  •
  changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours; and

  •
  other risk factors described under "Risk Factors" beginning on page S-15.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these uncertainties and others in the section of this prospectus supplement named "Risk Factors," beginning on page S-15.

USE OF PROCEEDS

        The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds to us from the sale of the debentures will be approximately $44.1 million, or $50.8 million assuming the underwriter's over-allotment option is exercised in full, after deducting offering expenses estimated to be $400,000 and underwriting commissions.

        We will use the estimated net proceeds from the sale of the debentures to fund part or all of the cash consideration payable to the shareholders of Lafayette Bancorporation as part of the April 1, 2002 acquisition of Lafayette Bank and Trust Company. The cash portion of the purchase price is $50.9 million. See "Prospectus Supplement Summary—First Merchants Corporation—Recent Developments," on page S-5. If the underwriters do not exercise their over-allotment option in full, the remainder of the cash consideration to be paid in the merger will be financed through bank borrowings.

CAPITALIZATION

        The following table sets forth (1) our consolidated capitalization at December 31, 2001, and (2) our pro forma consolidated capitalization giving effect to the merger with Lafayette Bancorporation and the issuance of the preferred securities and other bank debt to fund the cash consideration payable in the merger (assuming no exercise of the underwriters' over-allotment option). The table assumes application of the proceeds from the corresponding sale of the debentures to the trust as if the merger with Lafayette Bancorporation and the issuance of the preferred securities and bank debt had been completed on December 31, 2001. This data should be read in conjunction with the "Summary Consolidated Financial and Other Data of First Merchants Corporation," "Summary Consolidated Financial and Other Data of Lafayette Bancorporation," "Summary Unaudited Pro Forma Combined Consolidated Financial Information," "Unaudited Pro Forma Combined and Consolidated Financial Information" and each of our and Lafayette Bancorporation's consolidated financial statements, and the related notes, incorporated by reference in this prospectus supplement.

	As of December 31, 2001
	Actual	Pro Forma As Adjusted
	(Dollars in thousands)
Indebtedness:
Federal funds purchased and US Treasury demand notes	$16,773	$17,341
Federal Home Loan Bank advances	103,499	138,857
Repurchase agreements	45,632	77,137
Bank borrowings	8,500	25,400
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding subordinated debentures(1)	—	46,250

Total indebtedness	$174,404	$304,985

Shareholders' Equity:
Common stock, $0.125 par value; 50,000,000 shares authorized; 12,670,307 shares issued and outstanding actual; 15,443,366 shares pro forma as adjusted	$1,584	$1,931
Capital surplus	50,642	115,405
Retained earnings	124,304	124,304
Accumulated other comprehensive income	2,598	2,598

Total shareholders' equity	$179,128	$244,238

Total capitalization(2)	$179,128	$290,488

Capital Ratios(3):
Total shareholders' equity to total assets	10.02%	9.34%
Leverage ratio(4)(5)	8.70	7.99
Tier 1 risk-based capital ratio(5)	10.63	10.27
Total risk-based capital ratio(5)	11.75	11.35

(1)
Reflects the preferred securities at their issue price. As described herein, the only assets of the trust, which is our subsidiary, will be approximately $47.7 million in aggregate principal amount of subordinated debentures, including the amount attributable to the issuance of the common securities of the trust, which will mature on June 30, 2032. We will own all of the common securities issued by the trust.
(2)
Includes shareholders' equity and company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding subordinated debentures.
(3)
The capital ratios, as adjusted, are computed including the estimated proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.
(4)
The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.
(5)
The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities, together with any other preferred securities or cumulative preferred stock of First Merchants Corporation that may be outstanding in the future, can only be included up to an amount constituting 25% of total Tier 1 core capital elements (including the preferred securities). As adjusted for this offering, our Tier 1 capital as of December 31, 2001, would have been approximately $197.1 million, of which $46.3 million would have been attributable to the preferred securities offered by this prospectus supplement.

ACCOUNTING AND REGULATORY TREATMENT

        The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in the liability section of our consolidated balance sheet under the caption "Company—obligated mandatorily redeemable capital securities of subsidiary trust," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income.

        Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

  •
  the trust is wholly owned;

  •
  the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

  •
  our obligations described in this prospectus supplement and the related prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

        Under the disclosure rules of the SEC, we are not required to include separate financial statements of the trust in this prospectus supplement because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus supplement.

UNAUDITED PRO FORMA COMBINED
CONSOLIDATED FINANCIAL INFORMATION

        The following is the unaudited pro forma combined consolidated financial information for First Merchants Corporation and for Lafayette Bancorporation giving effect to the merger of Lafayette Bancorporation with and into First Merchants Corporation and the issuance of preferred securities and other bank debt to fund the cash consideration payable in the merger (assuming no exercise of the underwriters' over-allotment option). The balance sheet information presented gives effect to the merger and the related issuance of the preferred securities and bank debt as if each occurred on December 31, 2001. The income statement information presented gives effect to the merger and the related issuance of the preferred securities and bank debt as if each occurred on January 1, 2001. The following pro forma historical information does not reflect any cost savings which we may achieve subsequent to the merger.

        You should read the unaudited pro forma combined consolidated financial information in conjunction with the accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information and with our and Lafayette Bancorporation's financial statements, and the related notes, which are incorporated by reference in this prospectus supplement. This unaudited pro forma combined consolidated financial information may not be indicative of the results of operations that actually would have occurred if the merger and the related issuance of the preferred securities and bank debt had occurred on the dates assumed above or of the results of operations that may be achieved in the future.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2001

	First Merchants	Lafayette	Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands)
Assets:
Cash and due from banks	$68,743	$32,028	$(1,400	)(1)	$101,242
			(400	)(2)
			3,275	(3)
			(1,004	)(4)
Interest-bearing deposits		10,237			10,237
Federal funds sold	34,285	9,200	—		43,485

Cash and cash equivalents	103,028	51,465	471		154,964
Interest-bearing time deposits	3,871	—	—		3,871
Investment securities
Available for sale	231,668	94,164	—		325,832
Held to maturity	8,654	3,918	129	(5)	12,701

Total investment securities	240,322	98,082	129		338,533
Mortgage loans held for sale	307	17,262	173	(5)	17,742
Loans, net of allowance	1,344,445	550,451	602	(5)	1,895,498
Premises and equipment	27,684	11,007	9,441	(6)	48,132
Federal Reserve and FHLB stock	8,350	2,344	—		10,694
Interest Receivable	12,024	6,803	—		18,827
Core deposit intangible and goodwill	32,177	12,291	42,537	(7)	90,714
			(12,291	)(8)
			16,000	(9)
Other assets	14,827	12,613	2,133	(15)	35,194
			7,538	(10)
			(1,917	)(14)

Total assets	$1,787,035	$762,318	$64,816		$2,614,169

Liabilities:
Deposits
Noninterest bearing	$186,987	$80,012	$—		$266,999
Interest bearing	1,234,264	538,560	5,311	(5)	1,778,135

Total deposits	1,421,251	618,572	5,311		2,045,134
Borrowings	174,404	77,205	376	(5)
			6,750	(16)	258,735
Trust preferred			46,250	(11)	46,250
Other liabilities	12,252	7,421	139	(17)	19,812

Total liabilities	1,607,907	703,198	58,826		2,369,931

Shareholders' equity:
Common stock	1,584	3,962	(3,962	)(12)	1,931
			347	(13)
Additional paid in capital	50,642	38,119	(38,119	)(12)	115,405
			64,763	(13)
Retained earnings	124,304	16,639	(16,639	)(12)	124,304
Accumulated comprehensive income	2,598	400	(400	)(12)	2,598

Total shareholders' equity	179,128	59,120	5,990		244,238

Total liabilities and shareholders' equity	$1,787,035	$762,318	$64,816		$2,614,169

The accompanying notes are an integral part of the
unaudited pro forma combined consolidated financial information.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2001

	First Merchant	Lafayette	Pro forma Adjustments		Pro forma Combined
	(Dollars in thousands, except per share data)
Interest Income:
Loans receivable	$103,561	$46,853	$(266	)(18)	$150,148
Investment securities	15,310	5,030	(29	)(18)	20,311
Other	1,564	1,781	—		3,345

Total interest income	120,435	53,664	(295)		173,804

Interest Expense:
Deposits	45,856	22,650	(5,311	)(18)	63,195
Securities sold under repurchase agreements	3,208	1,506	—		4,714
Federal Home Loan Bank advances & other	7,010	2,747	(251	)(18)
			135	(23)	9,641
Trust Preferred	—	—	4,118	(22)	4,118

Total interest expense	56,074	26,903	(1,309)		81,668

Net Interest Income:	64,361	26,761	1,014		92,136
Provision for loan losses	3,576	1,225	—		4,801

Net interest income after provision for loan losses:	60,785	25,536	1,014		87,335

Non-interest Income:
Fiduciary activities	5,429	1,264	—		6,693
Service charges on deposit accounts	5,729	2,352	—		8,081
Other customer fees	3,166	1,080	—		4,246
Net realized losses on sales of available-for-sale securities	(200)	—	—		(200)
Commission income	1,945	398	—		2,343
Other income	2,474	2,360	—		4,834

Total other income	18,543	7,454	—		25,997

Non-interest expenses:
Salaries and employee benefits	24,711	12,908	—		37,619
Net occupancy expenses	2,729	1,293	236	(19)	4,258
Equipment expenses	4,521	1,914	—		6,435
Goodwill and core deposit amortization	1,682	716	3,556	(21)	5,238
			(716	)(24)
Other expenses	11,552	5,343	—		16,895

Total other expenses	45,195	22,174	3,076		70,445

Income before income tax:	34,133	10,816	(2,062)		42,887
Income tax expense	11,924	3,401	(836	)(20)	14,489

Net income:	$22,209	$7,415	$(1,226)		$28,398

Per Share Data:
Basic earnings	$1.79	$1.87	—		$1.87
Diluted earnings	1.78	1.84	—		1.86
Average common shares—basic	12,399,985	3,959,582	—		15,173,044
Average common shares—diluted	12,489,329	4,020,795	—		15,262,388

The accompanying notes are an integral part of the
unaudited pro forma combined consolidated financial information.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information
(Dollars in thousands)

Note 1—Basis of Presentation

        On April 1, 2002, First Merchants Corporation acquired all of the assets of Lafayette Bancorporation through the merger of Lafayette Bancorporation with and into First Merchants Corporation. As part of the merger, shareholders of Lafayette Bancorporation will receive approximately 2,773,059 shares of First Merchants Corporation common stock and approximately $50,866,560 in cash. The acquisition will be accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of Lafayette Bancorporation have been marked to estimated fair value based upon conditions as of December 31, 2001. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at the time. The actual fair value adjustments will be made based upon appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustment may differ significantly from those reflected in the pro forma financial statements.

Note 2—Pro Forma Adjustments

  (1)
  To record payment by Lafayette Bancorporation for estimated transaction costs.

  (2)
  To record payment by First Merchants Corporation for estimated transaction costs.

  (3)
  To record receipt of cash for stock options exercised.

  (4)
  To record payment for stock appreciation rights.

  (5)
  To adjust interest-earning assets and interest-bearing liabilities of Lafayette Bancorporation to estimated fair value.

  (6)
  To record premises at estimated fair value.

  (7)
  To record goodwill for the cost of acquisition over the estimated fair value of net assets acquired as follows:

Purchase Price:
Common stock	$347
Additional paid in capital	64,763
Acquisition costs	400
Cash paid to Lafayette Bancorporation stockholders	50,867

Total purchase price paid	$116,377

Allocated to:
Historical book value of Lafayette Bancorporation's assets and liabilities	$59,120
Record estimated transaction costs of Lafayette Bancorporation	(1,400)
Record payment of stock appreciation rights	(1,004)
Cash received for stock options exercised	3,275
Write off of Lafayette Bancorporation's historical goodwill and core deposit intangible	(12,291)

Adjusted book value of Lafayette Bancorporation	$47,700

Core deposit intangible	$16,000
Adjustments to record assets and liabilities at fair value:
Securities	129
Mortgage loans held for sale	173
Loans	602
Premises and equipment	9,441
Deposits	(5,311)
Borrowings	(376)
Deferred taxes	7,538
Pension assets/liability	(2,056)

Total allocation	$26,140

Goodwill	$42,537

  (8)
  To eliminate Lafayette Bancorporation's historical goodwill and core deposit intangible.

  (9)
  To record core deposit intangible.

  (10)
  To record deferred taxes on the purchase accounting adjustments.

  (11)
  To record issuance of the preferred securities by First Merchants Corporation of $46,250,000.

  (12)
  To eliminate Lafayette Bancorporation's equity accounts.

  (13)
  To record issuance of 2,773,059 shares of First Merchants Corporation's common stock.

  (14)
  To eliminate Lafayette Bancorporation's pension asset.

  (15)
  To record estimated net debt issuance costs.

  (16)
  To record additional borrowings necessary for cash consideration to Lafayette Bancorporation's shareholders in the event the underwriters do not exercise their over-allotment option.

  (17)
  To recognize Lafayette Bancorporation's pension liability.

  (18)
  To record effect of amortization of purchase accounting adjustments in a manner that approximates the level yield method.

  (19)
  To record amortization of purchase accounting adjustment related to premises and equipment.

  (20)
  To record tax effect of purchase accounting adjustments at an effective rate of 40.525%.

  (21)
  To record amortization of core deposit intangible.

  (22)
  To record interest expense and amortization of debt issuance costs related to the preferred securities issued to fund the cash consideration payable in the merger at an assumed rate of 8.75%.

  (23)
  To record interest expense on additional borrowings necessary to finance the remaining cash consideration payable to Lafayette Bancorporation's shareholders in the event the underwriters do not exercise their over-allotment option at an assumed rate of 2.0%. In the event the underwriters exercise their over-allotment option, this interest expense on the additional borrowing would not be incurred and the interest expense recorded in footnote 22 would be increased by $591,000, at an assumed rate of 8.75%.

  (24)
  To eliminate Lafayette Bancorporation's goodwill and core deposit intangible amortization expense.

DESCRIPTION OF THE TRUST

        First Merchants Capital Trust I is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement, of which this prospectus supplement is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

        The following discussion contains a description of the material terms of the trust agreement for the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement.

        The holders of the preferred securities issued pursuant to the offering described in this prospectus supplement will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

        The trust exists exclusively for the purposes of:

  •
  issuing and selling the preferred securities to the public for cash;

  •
  issuing and selling its common securities to us in exchange for our capital contribution to the trust;

  •
  investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

  •
  engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to holders of the trust securities, furnishing notices and other administrative tasks.

        The trust will not have any independent business operations or any assets, revenues or cash flows other than those related to the issuance and administration of the trust securities.

        The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to payment of distributions on and the liquidation amount of the trust securities, First Merchants Corporation has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

        The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of, or who are affiliated with, First Merchants Corporation. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wachovia Trust Company, National Association, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wachovia Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wachovia Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

        The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers, and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with Wachovia Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.

DESCRIPTION OF THE PREFERRED SECURITIES

        The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page S-34. Wachovia Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

        The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge you to read the form of trust agreement, as amended, which is filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

        The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

        The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "Description of the Preferred Securities—Subordination of Common Securities" on page S-40.

        The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" on page S-60. The guarantee does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

        Source of Distributions.    The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

        Payment of Distributions.    Distributions on the preferred securities will be payable at the annual rate of 8.75% of the $25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be June 30, 2002.

        Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institution in New York, New York is authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

        Extension Period.    As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond June 30, 2032 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of 8.75%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus supplement includes those accumulated amounts.

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, purchases of common shares in connection with benefit plans for our directors, officers or employees, in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

  •
  make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures or allow any of our subsidiaries to do the same;

  •
  make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee) or allow any of our subsidiaries to do the same; or

  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

        We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

        General.    Subject to the prior approval of the Federal Reserve, if required by law or regulation, we will have the right to redeem the debentures:

  •
  in whole at any time, or in part from time to time, on or after June 30, 2007;

  •
  at any time, in whole, within 180 days following the occurrence of a tax event, an investment company event or a capital treatment event, which terms we define below; or

  •
  at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

        Mandatory Redemption.    Upon our repayment or redemption, in whole or in part, of any debentures, whether on June 30, 2032, or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

        Distribution of Debentures in Exchange for Preferred Securities.    Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "Description of the Preferred Securities—Liquidation Distribution Upon Termination" on page    .

        After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

  •
  those trust securities will no longer be deemed to be outstanding;

  •
  certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

  •
  we will use our best efforts to list the debentures on the Nasdaq National Market or a national securities exchange;

  •
  any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

  •
  all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

        We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

        Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a "tax event," an "investment company event" or "capital treatment event" occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures.

        "Tax event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

  •
  interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

  •
  the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

  •
  the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

        "Investment company event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

        "Capital treatment event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or regulations.

        For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

        Redemption of Debentures in Exchange for Preferred Securities We Purchase.    Upon prior approval of the Federal Reserve, if required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have purchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own for debentures.

        The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

Redemption Procedures

        Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

        If the trust gives notice of redemption of the trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instruction and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

        If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day.

        If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

        Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

        If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates only to preferred securities purchased by us and being exchanged for a like amount of debentures, then our preferred securities will be the ones selected for redemption.

        Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

        Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

        In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

        We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required by law or regulation.

        In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

  •
  our bankruptcy, dissolution or liquidation;

  •
  the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

  •
  redemption of all of the preferred securities as described on page S-38 under "Description of the Preferred Securities—Redemption or Exchange—Mandatory Redemption"; or

  •
  the entry of a court order for the dissolution of the trust.

        With the exception of a redemption as described on page S-38 under "Description of the Preferred Securities—Redemption or Exchange—Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

  •
  in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

  •
  with an interest rate identical to the distribution rate on the trust securities; and

  •
  with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

        However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "Description of the Preferred Securities—Subordination of Common Securities" on page S-40.

        Under current federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Certain Federal Income Tax Consequences—Receipt of Debentures or Cash Upon Liquidation of the Trust" on page S-67 for more information regarding a taxable distribution.

        If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures.

Liquidation Value

        The amount of liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

Events of Default; Notice

        Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

  •
  the occurrence of an event of default under the indenture;

  •
  a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  •
  a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  •
  the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

        Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. First Merchants Corporation and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the covenants applicable to them under the trust agreement.

        If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

        Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

        Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have the power to make the appointment.

Merger or Consolidation of Trustees

        Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the Trust

        The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

  •
  the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, referred to as "successor securities," so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

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  the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed or quoted, if any;

  •
  the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

  •
  we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

        Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

        Except as described below and under "Description of the Guarantee—Amendments" on page S-61 and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

        The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

  •
  with respect to acceptance of appointment by a successor trustee;

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

  •
  to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

        With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

        As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

  •
  waive any past default that is waiveable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

  •
  consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

        The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

        Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

        No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

        Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by First Merchants Corporation, the trustees or any affiliate of First Merchants Corporation or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

        The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities.

        No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

  •
  DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

  •
  we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

  •
  there shall have occurred and be continuing an event of default under the indenture.

        Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names DTC directs. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

        Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

        Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" on page S-58.

        Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

        So long as DTC or another depositary, or its nominee, is the registered owner of a global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus supplement, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any of the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

        None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

Payment and Paying Agency

        Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

        The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

        The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  •
  the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  •
  the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

  •
  the debentures will be treated as our indebtedness for federal income tax purposes.

        In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

        The administrative trustees may assist in listing the preferred securities on the Nasdaq National Market or a national securities exchange.

        Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

DESCRIPTION OF THE DEBENTURES

        Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wachovia Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

        The following discussion contains a description of the material provisions of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, as amended or supplemented, which is filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

        The debentures will be limited in aggregate principal amount to $47,680,425, or $54,832,475 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of 8.75% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2002, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate compounded quarterly.

        The debentures will mature on June 30, 2032, the stated maturity date. We may shorten this date once at any time to any date not earlier than June 30, 2007, subject to the prior approval of the Federal Reserve, if required by law or regulation.

        We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after June 30, 2007, except if (a) a tax event, an investment company event or a capital treatment event, which terms are defined on pages S-38-39, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

        The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "Description of the Debentures—Subordination" on page S-52 and "Description of the Debentures—Miscellaneous" on page S-57.

        Except in limited circumstances, the indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain a credit rating on the debentures.

Option to Extend Interest Payment Period

        As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of 8.75% compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Certain Federal Income Tax Consequences—Interest Payment Period and Original Issue Discount" on page S-66.

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, purchases of common shares in connection with benefit plans for our directors, officers or employees, in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);
  •
  make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures or allow any of our subsidiaries to do the same;
  •
  make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities) or allow any of our subsidiaries to do the same; or
  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

        We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date. If the property trustee is not the only registered holder of the debentures, then this notice must also be given to the holders of the debentures.

        Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

        If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a tax event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

        Subject to prior approval of the Federal Reserve, if required by law or regulation, we may redeem the debentures prior to maturity:

  •
  on or after June 30, 2007, in whole at any time or in part from time to time; or
  •
  in whole at any time within 180 days following the occurrence of a tax event, an investment company event or a capital treatment event; or
  •
  in an amount not to exceed the liquidation amount of any preferred securities we own, plus the liquidation amount of a proportionate amount of the common securities we hold, at any time.

        In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures. We may not partially redeem the debentures if it would result in the delisting of the preferred securities from the Nasdaq National Market.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date, interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

        The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

        As described under "Description of the Preferred Securities—Liquidation Distribution Upon Termination" on page S-41, under certain circumstances and with the Federal Reserve's approval, if required by law or regulation, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liability to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on the Nasdaq National Market or other national securities exchange or national quotation system on which the preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

        We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

        If any of these events occur, we will not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, purchases of common shares in connection with benefit plans for our directors, officers or employees, in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);
  •
  make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures or allow any of our subsidiaries to do the same;
  •
  make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities) or allow any of our subsidiaries to do the same; or
  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

        The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of First Merchants Corporation, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

        If the maturity of any debentures is accelerated and our senior and subordinated debt is also accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

        No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

        The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

  •
  every obligation of the person for money borrowed;
  •
  every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
  •
  every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

  •
  every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;
  •
  every capital lease obligation of the person; and
  •
  every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

        The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

  •
  any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;
  •
  any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;
  •
  any debt to any of our employees;
  •
  any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and
  •
  debt which constitutes subordinated debt.

        The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

  •
  any of our debt which, when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;
  •
  any debt to any of our employees;
  •
  any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;
  •
  debt which constitutes senior debt; and
  •
  any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

        We expect from time to time to incur additional indebtedness, and, except in certain circumstances, there is no limitation under the indenture on the amount of indebtedness we may incur. The holding company had senior and subordinated debt of $8.5 million at December 31, 2001. The holding company's senior and subordinated indebtedness as of such date on a pro forma combined basis with Lafayette Bancorporation was $18.7 million.

Payment and Paying Agents

        Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

        Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

        The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

        If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

        We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

  •
  extend the maturity date of the debentures;
  •
  reduce the principal amount or the rate or extend the time of payment of interest; or
  •
  reduce the percentage of principal amount of debentures required to amend the indenture.

        As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

        The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

  •
  our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;
  •
  our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;
  •
  our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or
  •
  our bankruptcy, insolvency or similar reorganizations in bankruptcy or dissolution of the trust other than in connection with a distribution of the debentures in connection with such dissolution, redemption of the trust securities or certain transactions permitted under the trust agreement.

        The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee as long as the holders of a majority in liquidation amount of the trust securities have consented to the waiver of the default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

        So long as the property trustee is the holder of the debentures, if an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

        We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

        If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

        The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

        We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

  •
  if we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;
  •
  immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and
  •
  other conditions as prescribed in the indenture are met.

        Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities—Mergers, Consolidations, Conversions, Amalgamations or Replacements of the Trust" on page S-43.

Satisfaction and Discharge

        The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

  •
  have become due and payable; and
  •
  will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

        We may still be required to provide officers' certificates and opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

        The indenture and the debentures will be governed by and construed in accordance with Indiana law.

Information Concerning the Indenture Trustee

        The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

        We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

  •
  to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;
  •
  not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;
  •
  to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations, conversions or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;
  •
  to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures; and
  •
  to use our best efforts to maintain the eligibility of the preferred securities for quotation or listing on the Nasdaq National Market or other national securities exchange or national quotation system on which the preferred securities are then quoted or listed, and to use our best efforts to keep the preferred securities so quoted or listed.

        We have also agreed pursuant to the indenture:

  •
  to fulfill all reporting and filing obligations under the Exchange Act for so long as the debentures remain outstanding;
  •
  not to issue or incur, directly or indirectly, any additional indebtedness in connection with the issuance of additional trust preferred securities or similar securities that are senior in right of payment to the debentures; and
  •
  not to issue or incur, directly or indirectly, any additional indebtedness related to the issuance of additional trust preferred securities or similar securities that rank equal in right of payment with the debentures unless:

    the pro forma sum of all outstanding debt issued by us or any of our affiliates in connection with any trust preferred securities issued by any of our or our affiliates' finance subsidiaries, including the debentures, and the maximum liquidation amount of the additional trust preferred or similar securities that we or our finance subsidiary is then proposing to offer, plus our total long-term debt (excluding any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures), is less than 60 percent of

    the sum of our common and preferred shareholders' equity, plus any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures, in each case on a consolidated basis.

BOOK ENTRY ISSUANCE

General

        DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

        DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security, referred to below as a "beneficial owner," is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

        DTC will have no knowledge of the actual beneficial owners of the preferred securities. DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

        Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

Distribution of Funds

        The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

        DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

DESCRIPTION OF THE GUARANTEE

        The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wachovia Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities. The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and the Trust Indenture Act. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

General

        We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

        The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities;

  •
  with respect to any preferred securities called for redemption, the redemption price; and

  •
  upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

  (a)
  the amount of the liquidation distribution; and

  (b)
  the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

        We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

        The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

        The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently. Except in certain circumstances limiting our ability to issue additional trust preferred securities or similar securities or indebtedness, our ability to incur additional indebtedness is not limited. See "Description of the Debentures—Miscellaneous" on page S-57.

        The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

        The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. The ability of claimants under the guarantee to realize upon the value of any of our subsidiaries, therefore, will be subordinated to all existing and future liabilities of our subsidiaries.

Amendments

        Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities.

Events of Default; Remedies

        An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

        Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

        We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

        The guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the preferred securities;

  •
  full payment of the amounts payable upon liquidation of the trust; or

  •
  distribution of the debentures to the holders of the preferred securities.

        If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby; but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantee in the event of a default.

Expense Agreement

        We will, pursuant to the agreement as to expenses and liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

        The guarantee will be governed by Indiana law.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

        We irrevocably guarantee, as and to the extent described in this prospectus supplement, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

        If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  •
  the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

  •
  the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

        A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

        The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities—Liquidation Distribution Upon Termination" at page S-41.

        Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities held as capital assets by a holder who purchases such securities upon initial issuance at their original issue price. The statements of law and legal conclusions set forth in this summary regarding the United States federal income tax consequences to the holders of the preferred securities represents the opinion of Bingham McHale LLP, counsel to First Merchants Corporation and the trust, referred to below as the "tax counsel".

        The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. An opinion of tax counsel is not binding on the Internal Revenue Service, referred to below as the "IRS", or the courts. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the preferred securities may differ from the treatment described below. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

        No attempt has been made in the following summary to comment on all United States federal income tax matters affecting purchasers of the preferred securities. Moreover, the discussion generally focuses on the following holders of the preferred securities who acquire the preferred securities on their original issue at their initial offering price and hold the preferred securities as capital assets: (i) an individual, citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United Sates or any political subdivision; (iii) an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust. The summary does not address the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as nonresident aliens, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of the preferred securities with regard to the particular tax consequences specific to that investor, which may vary for investors in different tax situations, and may not be addressed in the following summary.

Classification of the Debentures

        Tax counsel has rendered its opinion that the debentures will be classified for United States federal income tax purposes as indebtedness of First Merchants Corporation under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures for all United States federal income tax purposes. The remainder of this summary assumes that the debentures will be classified for United States federal income tax purposes as indebtedness of First Merchants Corporation.

Classification of the Trust

        Tax counsel has rendered its opinion that, under current law and assuming full compliance with the terms of the trust agreement and indenture, and based on certain facts and assumptions contained in tax counsel's opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, you, as a holder of the preferred securities will be treated as owning an undivided beneficial interest in the debentures, and you will be required to include in your gross income any interest with respect to the debentures at the time such interest is accrued or is received with respect to your pro rata share of the debentures, in accordance with your method of accounting. As discussed below, if the debentures were determined to be subject to the original issue discount, referred to below as "OID," rules, you, as a holder, would instead be required to include in your gross income any OID accrued on a daily basis with respect to your allocable share of the debentures whether or not cash was actually distributed to you.

Interest Payment Period and Original Issue Discount

        Under applicable Treasury regulations, debt instruments such as the debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of the conclusion as set forth below that the likelihood of exercising our option to defer payments is remote, the debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting.

        A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have been paying dividends on our common shares and intend to continue to do so, and we would be unable to continue paying these dividends if we deferred our payments under the debentures, which could adversely affect the market for our common shares.

        The Treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS, and it is possible that the IRS could take a position contrary to the conclusions herein. If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would accrue on a daily basis and be includable in your income before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual distributions of stated interest would not be reported separately as taxable income. Consequently, you, as a holder of the preferred securities, would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

        Because income on the preferred securities will constitute interest, corporate holders of the preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

        Under the circumstances described under "Description of the Preferred Securities—Redemption or Exchange" and "—Liquidation Distribution Upon Termination," the debentures may be distributed to holders of the preferred securities upon a liquidation of the trust. Under current United States federal income tax law, such distribution would be treated as a nontaxable event to the holder and would result in the holder having aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includable in the holder's gross income to the date of disposition and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities. A holder will account for interest in respect of the debentures received from the trust in the manner described above under "—Interest Payment Period and Original Issue Discount," including any accrual of OID.

        If, however, a "tax event" occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for United States federal income tax purposes, a holder should, therefore, recognize gain or loss as if the holder sold the preferred securities for cash. Such gain or loss would amount to the difference between the cash received upon redemption and the holder's adjusted tax basis in the preferred securities.

Disposition of Preferred Securities

        A holder that sells the preferred securities (including a redemption of the preferred securities for cash) will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income, as discussed above). A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

        The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash-method holder, if the debentures are deemed to have been issued with OID) and who disposes of the holder's preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Effect of Possible Changes in Tax Laws

        Certain proposed tax law changes have been considered in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted, may adversely affect the federal income tax deductibility of interest payable on the debentures. In addition, the IRS could challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a tax event and possibly a redemption of the preferred securities.

        Accordingly, there can be no assurance that a tax event will not occur. A tax event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as after, June 30, 2007.

Backup Withholding and Information Reporting

        Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Form 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 30%) unless the holder complies with certain identification and other backup withholding requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the IRS.

        The United States federal income tax summary provided above is included for general information only and may not be applicable depending upon the particular situation of a holder of the preferred securities. Holders of preferred securities should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal income tax or other tax laws and particularly with regard to the tax consequences which vary for investors in different tax situations.

ERISA CONSIDERATIONS

        Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

        In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

        As a result, plans with respect to which we or any of our affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement among First Merchants Corporation, the trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and RBC Dain Rauscher Inc. are acting as representatives, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 1,850,000 preferred securities in the numbers set forth below opposite their respective names.

Underwriters	Number of Preferred Securities
Stifel, Nicolaus & Company, Incorporated	858,000
RBC Dain Rauscher Inc.	572,000
A.G. Edwards & Sons, Inc.	40,000
Bear, Stearns & Co. Inc.	40,000
Friedman, Billings, Ramsey & Co., Inc.	40,000
Prudential Securities Incorporated	40,000
Advest, Inc.	20,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	20,000
City Securities Corporation	20,000
D.A. Davidson & Co.	20,000
Fahnestock & Co. Inc.	20,000
Ferris, Baker Watts, Inc.	20,000
Howe Barnes Investments, Inc.	20,000
Janney Montgomery Scott LLC	20,000
NatCity Investments, Inc.	20,000
Sandler O'Neill & Partners, L.P.	20,000
Stephens Inc.	20,000
Utendahl Capital Partners, L.P.	20,000
David A. Noyes & Company	5,000
Redwine & Company, Inc.	5,000
Smith, Moore & Co.	5,000
Wunderlich Securities Inc.	5,000

Total	1,850,000

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of a non-defaulting underwriter may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the preferred securities, and to various other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at this price, less a concession not in excess of $0.50 per preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.45 per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

        The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 277,500 additional preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities being offered as set forth in the table below. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional preferred securities in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

        If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities and we will issue and sell to the trust additional debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

        The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the trust as shown in the table below do not reflect the underwriting commissions set forth on the cover page of this prospectus or estimated expenses of $400,000, in each case payable by us. See "Use of Proceeds" on page S-25.

	Per Preferred Security	Total	Total with Exercise of Over-Allotment Option
Public offering price	$25.00	$46,250,000	$53,187,500
Proceeds, before expenses, to the trust	$25.00	$46,250,000	$53,187,500
Underwriting commission	$0.9375	$1,734,375	$1,994,531
Net proceeds to First Merchants Corporation	$24.0625	$44,515,625	$51,192,969

        The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

        We and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.

        The preferred securities have been approved for inclusion in the Nasdaq National Market under the symbol "FRMEP," and trading is expected to commence on or prior to delivery of the preferred securities. The representatives have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of First Merchants Corporation and the underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering. The representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

        In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

  •
  the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

  •
  the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

  •
  the underwriters may stabilize or maintain the price of the preferred securities by bidding;

  •
  the underwriters may engage in passive market making transactions; and

  •
  the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed in preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

        The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

        Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

        RBC Dain Rauscher Inc. served as financial advisor to Lafayette Bancorporation in connection with our acquisition of Lafayette Bancorporation, the transaction for which the proceeds from the sale of the preferred securities will be utilized. As its financial advisor in the merger, RBC Dain Rauscher Inc. assisted Lafayette Bancorporation in evaluating and negotiating the merger with us and rendered an opinion to its board of directors as to the fairness, from a financial point of view, to Lafayette Bancorporation of the consideration to be paid by us in the merger. Lafayette Bancorporation paid RBC Dain Rauscher Inc. a fee of approximately $1.2 million for its services in connection with the merger.

LEGAL OPINIONS

        Certain legal matters, including matters relating to federal income tax considerations, for First Merchants Corporation and the trust will be passed upon by Bingham McHale LLP, counsel to First Merchants Corporation and the trust. Certain legal matters will be passed upon for the underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Bingham McHale LLP and Lewis, Rice & Fingersh, L.C., will rely on the opinion of Richards, Layton, Finger, P.A. as to matters of Delaware law.

EXPERTS

        The consolidated financial statements of First Merchants Corporation as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 incorporated in this prospectus supplement and in the registration statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by BKD, LLP, independent auditors, as stated in their report, which is incorporated by reference herein and in the registration statement and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting. Olive LLP and Baird, Kurtz & Dobson merged effective June 1, 2001, to become BKD, LLP.

        The consolidated financial statements of Lafayette Bancorporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which are incorporated in this prospectus supplement and in the registration statement by reference to our Current Report on Form 8-K filed April 2, 2002, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN GET MORE INFORMATION

        This prospectus supplement is part of a Registration Statement on Form S-3 filed by us and the trust with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the preferred securities, the debentures and the guarantees. This prospectus supplement does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered by this prospectus supplement, reference is made to the registration statement. Statements contained in this prospectus supplement concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Securities and Exchange Commission.

        We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also inspect and copy these materials at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain additional information about us on our website at http://www.firstmerchants.com.

        The trust is not currently subject to the information reporting requirements of the Security Exchange Act of 1934 and, although the trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trust will file separate reports under the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE

        We "incorporate by reference" into this prospectus supplement the information in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference and some information we file subsequently with the Securities and Exchange Commission will automatically update this prospectus supplement. We incorporate by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

  •
  Our Current Report on Form 8-K filed on April 2, 2002, containing consolidated financial statements of Lafayette Bancorporation.

        We also incorporate by reference any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus supplement and before the time that all of the securities offered in this prospectus supplement are sold.

        You may request, either orally or in writing, a copy of the documents incorporated by reference by contacting Larry R. Helms, our General Counsel, at the following address and phone number: 200 East Jackson, Muncie, Indiana 47305, telephone (765) 747-1500. Any documents so requested will be provided to you at no cost.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement or the prospectus. We have authorized no one to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the prospectus is accurate as of any date other than the date on the front of the document.

PROSPECTUS

$70,000,000

First Merchants Capital Trust I
First Merchants Capital Trust II
First Merchants Capital Trust III
Trust Preferred Securities

Fully, irrevocably and unconditionally
guaranteed on a subordinated basis, as
described in this prospectus, by

The Trusts:

        The trusts are Delaware business trusts and wholly owned subsidiaries of First Merchants Corporation. Each trust may in one or more offerings:

  •
  offer and sell preferred securities representing undivided beneficial interests in the assets of the trust to the public;

  •
  offer and sell common securities representing undivided beneficial interests in the assets of the trusts to First Merchants Corporation;

  •
  use the proceeds from these sales to buy an equal principal amount of debentures of First Merchants Corporation; and

  •
  distribute the cash payments it receives on the debentures it owns to the holders of each trust's preferred and common securities.

Distributions:

  •
  For each preferred security that you own, you will receive cumulative cash distributions at a rate set forth in the applicable prospectus supplement on the liquidation amount of the preferred security. The liquidation amount per preferred security will be set forth in the applicable prospectus supplement.

Limited Guarantee:

  •
  First Merchants Corporation will provide a limited guarantee of the payment by the trusts of distributions on the preferred securities and upon liquidation and redemption.

        The aggregate initial offering price of the preferred securities that the trusts offer by this prospectus will not exceed $70,000,000. The trusts will offer the preferred securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. We will provide specific terms of the preferred securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

        The preferred securities are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED APRIL 12, 2002

ABOUT THIS PROSPECTUS

        This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

        This prospectus is part of a registration statement that we, First Merchants Capital Trust I, First Merchants Capital Trust II and First Merchants Capital Trust III, filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may from time to time issue guarantees and debentures to the trusts as described in this prospectus and the trusts may sell the trust preferred securities described in this prospectus in one or more offerings up to a total dollar amount of $70,000,000. This prospectus provides you with a general description of the securities that we and the trusts may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings "Where You Can Get More Information" and "Documents Incorporated by Reference."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We make certain forward-looking statements in this prospectus and any prospectus supplement that are based upon current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "should," "focus," "anticipate," "expect" and similar expressions. The forward-looking statements include:

  •
  statements of our goals, intentions and expectations;
  •
  statements regarding our business plans and growth strategies;
  •
  statements regarding the asset quality of our loan and investment portfolios; and
  •
  estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

  •
  fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense expectations;
  •
  adverse changes in the economy of the northeastern and north-central Indiana area, which might affect our business prospects and could cause credit-related losses and expenses;
  •
  adverse developments in our loan and investment portfolios;
  •
  competitive factors in the banking industry, such as the trend towards consolidation in our market; and
  •
  changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

FIRST MERCHANTS CORPORATION

        First Merchants Corporation, headquartered in Muncie, Indiana, is a multi-bank holding company organized in 1982 under the laws of the State of Indiana. First Merchants Corporation is also a financial holding company.

        First Merchants Corporation was originally formed as the bank holding company for First Merchants Bank, National Association. Since that time, First Merchants Corporation has acquired Pendleton Banking Company, First United Bank, The Union County National Bank of Liberty, The Randolph County Bank, The First National Bank of Portland, Anderson Community Bank, Decatur Bank & Trust Company, Frances Slocum Bank & Trust Company and Lafayette Bank and Trust Company. Each of such banks operates as a wholly-owned subsidiary of First Merchants Corporation with the exception of Pendleton Banking Company and Anderson Community Bank which were merged and operate under the name "The Madison Community Bank."

        First Merchants Corporation provides commercial and retail banking services in Delaware, Adams, Madison, Henry, Union, Wayne, Fayette, Randolph, Jay, Wabash, Miami, Hamilton, Howard, Tippecanoe, Jasper, White and Carroll counties in the State of Indiana and Butler County in the State of Ohio, through the 68 offices of its 9 bank subsidiaries. These banks provide a wide range of retail and commercial banking services, including:

  •
  demand, savings and time deposits;

  •
  agricultural, commercial, industrial, consumer and real estate loans;

  •
  installment credit lending;

  •
  safe deposit facilities;

  •
  collections;

  •
  fiduciary and trust services; and

  •
  other general services related to the banking business.

        First Merchants Corporation's bank subsidiaries make and service both secured and unsecured loans to individuals, firms and corporations. Their installment loan departments make direct loans to individuals and purchase installment obligations from retailers without recourse.

        Through various nonbank subsidiaries, First Merchants Corporation also engages in the general insurance business, the title insurance agency business and the reinsurance of credit life, accident and health insurance.

        First Merchants Corporation anticipates that it will continue its policy of geographic expansion of its banking business through the acquisition of banks whose operations are consistent with its community banking philosophy. Management routinely explores opportunities to acquire financial institutions and other financial services-related businesses and to enter into strategic alliances to expand the scope of its services and its customer base.

        First Merchant Corporation's principal office is located at 200 East Jackson Street, Muncie, Indiana 47305. Its telephone number is (765) 747-1500.

DESCRIPTION OF THE TRUSTS

        Each trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under trust agreements executed by us, as sponsor for the trusts, and the trustees, and certificates of trust have been filed with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety in substantially the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date each of the preferred securities are initially issued. Each of the trust agreements will be qualified under the Trust Indenture Act of 1939.

        The following discussion contains a description of the material terms of the trust agreements for the trusts and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreements.

        The holders of the preferred securities issued by a trust will own all of the issued and outstanding preferred securities of such trust which will have certain prior rights over the other securities of such trust. We will not initially own any of the preferred securities issued by any trust. We will acquire the common securities of each of the trusts in an amount equal to at least 3% of the total capital of each of the trusts and will initially own, directly or indirectly, all of the issued and outstanding common securities of each of the trusts. The common securities that may be issued by a trust, together with the preferred securities of such trust, are called the trust securities.

        Each trust exists for the exclusive purposes of:

  •
  issuing and selling its preferred securities to the public for cash;

  •
  issuing and selling its common securities to us in exchange for our capital contribution to such trust;

  •
  investing the proceeds from the sale of its trust securities in an equivalent amount of debentures issued by us; and

  •
  engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures it purchases from us and making distributions to holders of its trust securities, furnishing notices and other administrative tasks.

        None of the trusts will have any independent business operations or any assets, revenues or cash flows other than those related to the issuance and administration of the trust securities.

        The rights of the holders of each trust's preferred securities will be set forth in the amended and restated trust agreement relating to such trust, the Delaware Business Trust Act and the Trust Indenture Act. None of the trusts, under their respective trust agreements, may borrow money or make any investment other than in the debentures to be issued by us. Other than with respect to payment of distributions on and the liquidation amount of the trust securities, First Merchants Corporation has agreed to pay for all debts and obligations and all costs and expenses of each of the trusts, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which each of the trusts may become subject, except for United States withholding taxes that are properly withheld.

        Unless otherwise specified in the applicable prospectus supplement, each of the trusts will initially have five trustees. Three of the trustees for each trust will be persons who are employees or officers of, or who are affiliated with, First Merchants Corporation. They are administrative trustees. The fourth trustee for each trust will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wachovia Trust Company, National Association, will act as Delaware trustee for each of the trusts. The fifth trustee for each trust, called the property trustee, will also be Wachovia Trust Company, National Association initially. The property trustee is the institutional trustee under each of the trust agreements and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wachovia Trust Company, National Association will initially act as guarantee trustee and indenture trustee under each the of the guarantees and the indentures.

        We, as holder of all of the common securities of each of the trusts, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities of the indenture so affected may remove the Delaware trustee or the property trustee. Each of the trusts has a term of approximately 31 years but may terminate earlier as provided in the respective trust agreement.

        The property trustee will hold the debentures for the benefit of the holders of each trust's trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, unless a separate paying agent is appointed by First Merchants Corporation, the property trustee will maintain exclusive control of a segregated noninterest- bearing "payment account" to hold all payments made on the distributions for the benefit of the holders of each trust's securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of each trust's trust securities out of funds from each trust's payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of each of the trust's preferred securities. We will pay all fees and expenses related to the trusts and the offering of the preferred securities of each of the trusts, including fees and expenses of the trustees.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth First Merchants Corporation's consolidated ratios of earnings to fixed charges for the periods shown:

	Years Ended December 31,
	2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges(1):
Including interest expense on deposits	1.61x	1.49x	1.62x	1.62x	1.61x
Excluding interest expense on deposits	4.34x	3.73x	4.49x	6.98x	7.26x

(1)
For purposes of computing the ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, includes gross interest expense less interest on deposits. Fixed charges, including interest on deposits, includes all gross interest expense.

USE OF PROCEEDS

        Each trust will use all the proceeds of the preferred securities to acquire debentures from First Merchants Corporation. We intend to use the net proceeds from the sale of the debentures to the trusts for general corporate purposes unless otherwise indicated in the prospectus supplement. Our general corporate purposes may include financing our growth through acquisitions. The precise amounts and the timing of our use of the net proceeds will depend upon our need to finance future acquisitions and the availability of other funds. Until we use the net proceeds for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

ACCOUNTING TREATMENT

        Each trust will be treated as a subsidiary of First Merchants Corporation for financial reporting purposes. Accordingly, First Merchants Corporation's consolidated financial statements will include the accounts of each trust. The preferred securities, along with other preferred securities that First Merchants Corporation guarantees on an equivalent basis, will be presented as a separate line item in First Merchants Corporation's consolidated balance sheets. First Merchants Corporation will record distributions that each trust pays on the preferred securities as an expense in its consolidated statement of income.

DESCRIPTION OF THE PREFERRED SECURITIES

        Each trust may issue only one series of preferred securities. The trust agreement of each trust will authorize the administrative trustees to issue the preferred securities of that trust on behalf of that trust. For additional information you should refer to the applicable trust agreement, as amended in connection with the issuance of the preferred securities. The form of trust agreement is an exhibit to the registration statement, of which this prospectus is a part.

        The prospectus supplement for a particular series of preferred securities being offered will disclose the specific terms related to the offering, including the price or prices at which the preferred securities to be offered will be issued. Those terms will include some or all of the following:

  •
  the title of the series of preferred securities;

  •
  the number and initial offering price of preferred securities issued by the applicable trust;

  •
  the annual distribution rate (or method of determining such rate) for preferred securities issued by a trust and the date or dates upon which the distributions are payable;

  •
  the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

  •
  the amount or amounts that will be paid out of the assets of the trust to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the applicable trust;

  •
  the obligation, if any, of the applicable trust to purchase or redeem the preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

  •
  the voting rights, if any, of preferred securities in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, as a condition to specified action or amendments to a trust agreement;

  •
  the terms and conditions, if any, upon which the debentures owned by the applicable trust may be distributed to holders of preferred securities;

  •
  the terms and conditions, if any, upon which the preferred securities may be converted into debt securities of First Merchants Corporation;

  •
  if applicable, any securities exchange upon which the preferred securities will be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of the trust securities not inconsistent with the trust agreements or with applicable law.

        First Merchants Corporation will guarantee all preferred securities offered to the limited extent described below under "Description of the Guarantees."

        We will describe in the applicable prospectus supplement any United States federal income tax considerations applicable to an offering of preferred securities.

DESCRIPTION OF THE DEBENTURES

        Concurrently with the issuance of the preferred securities by a trust, that trust will invest the proceeds from the sale of the preferred securities in the debentures. First Merchants Corporation may issue debentures from time to time in one or more series under an indenture between First Merchants Corporation and Wachovia Trust Company, National Association, as indenture trustee, as supplemented by a supplemental indenture or a resolution of our board of directors or a special committee appointed by the board of directors. The terms of the debentures will include those stated in the indenture as supplemented and those made part of the indenture by reference to the Trust Indenture Act.

        Below is a summary of the general terms of the debentures in which the trusts will invest the proceeds from the issuance and sale of the trust securities. We will describe the particular terms of the debentures in the prospectus supplement relating to the particular trust preferred securities that we will offer in that prospectus supplement. For additional information you should refer to the indenture and any applicable indenture supplement. The forms of indenture and supplemental indenture are filed as exhibits to the registration statement which contains this prospectus, which we urge prospective investors to read.

General

        The debentures will be issued as unsecured debt of First Merchants Corporation. The debentures will be fully subordinated to all of our senior indebtedness. The specific terms of the subordination will be as described in the prospectus supplement relating to the particular preferred securities being offered. The indenture does not limit the aggregate principal amount of debentures which may be issued and provides that the debentures may be issued from time to time in one or more series.

        The prospectus supplement relating to the particular series of preferred securities being offered will also describe the terms of the related debentures, which may include:

  •
  the designation of the debentures;

  •
  the aggregate principal amount of the debentures;

  •
  the percentage of their principal amount at which the debentures will be issued and any payments due if their maturity is accelerated;

  •
  the date or dates on which the debentures will mature and the right, if any, to shorten or extend the maturity date or dates;

  •
  the rate or rates, if any, per annum, at which the debentures will bear interest, or the method of determination of the interest rate or rates;

  •
  the date or dates from which interest will accrue and the interest payment and record dates;

  •
  the right, if any, to extend the interest payment periods and the duration of that extension;

  •
  provisions, if any, for a sinking purchase or other similar fund;

  •
  any provisions for redemption; and

  •
  any other specific terms of the debentures.

Payment

        We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the indenture and applicable indenture supplement and prospectus supplement. At our option, we may pay any interest by check mailed to the holders of registered debentures at their registered address.

Limitations on Transactions

        We are restricted from making certain payments (as described below) if an event of default has occurred and is continuing under the indenture or any supplement thereto, if we chose to defer payment of interest on the debentures by extending the interest payment period as provided in the indenture or any supplement thereto, or if we are in default with respect to our obligations under the guarantee relating to a trust.

        If any of these events occur, we will not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, purchases of common shares in connection with benefit plans for our directors, officers or employees, in connection with the reclassification of any class of our capital stock into another class of our capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

  •
  make any payment of interest, principal or premium, if any, or repay, repurchase or redeem any debt securities issued by us which rank pari passu with or junior to the debentures of such series (or allow any of our subsidiaries to do the same);

  •
  make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks pari passu with or junior in interest to the debentures of such series, except that we may make payments pursuant to our obligations under the guarantee relating to such trust (or allow any of our subsidiaries to do the same); or

  •
  redeem, purchase or acquire less than all of the outstanding debentures of such series or any of the preferred securities relating to such trust.

Subordination

        The debentures will be unsecured and will be subordinated and junior in right of payment to all senior indebtedness of First Merchants Corporation to the extent described in the applicable prospectus supplement. The debentures purchased by each trust will be of equal priority to the debentures purchased by any other trust.

Consolidation, Merger, Sale of Assets and Other Transactions

        We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its assets substantially as an entirety to us, unless:

  •
  if we consolidate with or merge into another entity or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under each of the guarantees, to the extent the preferred securities of each of the trusts are outstanding;

  •
  immediately after the transaction, no event of default under the indenture or any supplement thereto, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture or any supplement thereto, has occurred and is continuing; and

  •
  other conditions as prescribed in the indentures are met.

Debenture Events of Default

        The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

  •
  our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

  •
  our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

  •
  our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture or applicable supplemental indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate principal amount of the debentures of that series then outstanding; or

  •
  our bankruptcy, insolvency, reorganization in bankruptcy or dissolution.

        The holders of a majority in aggregate outstanding principal amount of the debentures of any or all series affected generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate principal amount of the debentures of that series then outstanding may declare the principal of all debentures of that series due and payable immediately upon an event of default under the applicable indenture. The holders of a majority of the outstanding principal amount of the affected series of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee as long as the holders of a majority in liquidation amount of the trust securities have consented to the waiver of the default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

        So long as the property trustee is the holder of the debentures, if an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the affected series of the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

        We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indentures.

Additional Sums to be Paid as a Result of Additional Taxes

        If, at any time a trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by a trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts a trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Distribution Upon Liquidation

        Under certain circumstances and with the Federal Reserve's approval if required by law or regulation, the debentures may be distributed to the holders of the preferred securities in liquidation of a trust after satisfaction of the liabilities to creditors of the affected trust. If this occurs, we will use our best efforts to list the debentures so affected on the Nasdaq National Market or other national securities exchange or national quotation system on which the preferred securities are then listed, if any. There can be no assurances as to the market price of any debentures that may be distributed to the holders of the preferred securities so affected.

Modification of the Indenture

        We and the indenture trustee may, from time to time, without the consent of the holders of debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the series of affected outstanding debentures. However, without the consent of the holders of each outstanding debenture of the series affected by the proposed modification, no modification may:

  •
  extend the maturity date of the debentures; or

  •
  reduce the principal amount or the rate or extend the time of payment of interest; or

  •
  reduce the percentage of principal amount of the debentures required to amend the indenture.

        As long as any of the preferred securities remain outstanding, no modification of the indenture or any applicable supplement thereto may be made that requires the consent of the holders of the applicable debentures, no termination of the indenture or any supplement thereto may occur, and no waiver of any event of default under the indenture or any supplement thereto may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities so affected.

Satisfaction and Discharge

        The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

  •
  have become due and payable, and

  •
  will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of deposit or to the stated maturity or redemption date, as the case may be.

        We may still be required to provide officers' certificates and opinions of counsel any pay fees and expenses due after these events occur.

Governing Law

        The indenture and the debentures will be governed by, and construed in accordance with, the internal laws of the State of Indiana.

Information Concerning the Indenture Trustee

        The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses, and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

        In the event a series of debentures is issued to a trust or a trustee of such trust in connection with the issuance of trust securities by such trust, so long as the applicable trust securities remain outstanding, we have agreed in the indenture:

  •
  to maintain 100% direct or indirect ownership of the common securities of such trust, except that successors that are permitted pursuant to the indenture or any supplement thereto may succeed to our ownership of the common securities of such trust;

  •
  not to voluntarily terminate, wind up or liquidate such trust, except upon prior approval of the Federal Reserve if required by law or regulation;

  •
  to use our reasonable efforts to cause such trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of the debentures of such series, the redemption of all of the trust securities of such trust or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement of such trust; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes;

  •
  to use our reasonable efforts to cause each holder of preferred securities of such trust to be treated as owning an undivided beneficial interest in the debentures of such series; and

  •
  to use our best efforts to maintain the eligibility of such preferred securities for quotation or listing on any national securities exchange or other organization on which such preferred securities are then quoted or listed (including, if applicable, The Nasdaq National Market) and to use our best efforts to keep such preferred securities so quoted or listed for so long as such preferred securities remain outstanding.

DESCRIPTION OF THE GUARANTEES

        Set forth below is a summary of information concerning the guarantees which we will execute and deliver in connection with a particular offering for the benefit of the holders of preferred securities. The guarantee agreements will be executed and delivered by us concurrently with the issuance of the corresponding preferred securities for the benefit of the holders of those preferred securities. The guarantee agreements will be qualified as indentures under the Trust Indenture Act. Wachovia Trust Company, National Association, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantees for the benefit of the holders of the preferred securities. The following discussion contains a description of the material provisions of the guarantees and is subject to, and is qualified in its entirety by reference to, the guarantee agreements and the Trust Indenture Act. Prospective investors are urged to read the form of the guarantee agreements which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        Under each guarantee, we will agree to pay in full on a subordinated basis, to the extent described in each guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable trust may have or assert other than the defense of payment.

        The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the applicable trust and to the extent that that trust has funds available for those distributions, will be subject to the guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities;

  •
  with respect to any preferred securities called for redemption, the redemption price; and

  •
  upon a voluntary or involuntary dissolution, winding up or termination of a trust (other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities) the lesser of:

  •
  the amount of the liquidation distribution; and

  •
  the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

        We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the related preferred securities or by causing the applicable trust to pay the amounts to the holders.

        Each guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the applicable trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the applicable trust, that trust will not have funds available to make the distributions and will not pay distributions on the corresponding preferred securities.

Amendments

        Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no consent will be required, the guarantees may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the applicable outstanding preferred securities.

Termination of the Guarantees

        Each of the guarantees will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the preferred securities;

  •
  full payment of the amounts payable upon liquidation of the trust; or

  •
  distribution of the debentures to the holders of the preferred securities.

        If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or a guarantee, the corresponding guarantee will continue to be effective or will be reinstated with respect to such amounts.

Events of Default; Remedies

        An event of default under a guarantee agreement will occur upon our failure to make a required guarantee payment or to perform any other obligations under such guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the applicable guarantee for the benefit of the holders of the preferred securities so affected. The holders of a majority in aggregate liquidation amount of the preferred securities so affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the applicable guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the applicable guarantee agreement.

        Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the applicable guarantee without first instituting a legal proceeding against the corresponding trust, the guarantee trustee or any other person or entity.

        We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreements.

Status of the Guarantees

        The guarantees constitute our unsecured obligations that rank subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future. Except in certain circumstances that may be described in any prospectus supplement limiting our ability to issue additional preferred securities or similar securities or indebtedness, our ability to incur additional indebtedness is not limited.

        The guarantees constitute a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the applicable guarantee without first instituting a legal proceeding against any other person or entity.

        The guarantees will not be discharged except by payment of the guarantee payments in full to the extent not paid by the applicable trust or upon distribution of the debentures to the corresponding holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. The ability of claimants under the guarantees to realize upon the value of any of our subsidiaries, therefore, will be subordinated to all existing and future liabilities of our subsidiaries.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of our default in performance of a guarantee, undertakes to perform only those duties as are specifically set forth in the guarantees. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantees at the request of any holder of any corresponding preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby; but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantees in the event of a default.

Expense Agreement

        We will, pursuant to the agreement as to expenses and liabilities entered into by us and each trust under the applicable trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom such trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of such trust, other than obligations of such trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of a trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

        The guarantees will be governed by and construed in accordance with the internal laws of the State of Indiana.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

        We irrevocably guarantee, as and to the extent described in this prospectus and any supplemental prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the applicable trust has funds available for the payment of these amounts. We and the applicable trust believe that, taken together, our obligations under the debentures, the indenture, the applicable trust agreement, the applicable expense agreement and the applicable guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the applicable preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the applicable trust under the applicable preferred securities.

        If and to the extent that we do not make payments on the debentures, the applicable trust will not pay distributions or other amounts due on its preferred securities. The applicable guarantee does not cover payment of distributions when the applicable trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantees are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

        As long as payments of interest and other payments are made when due on the debentures purchased by a trust, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities issued by such trust, primarily because:

  •
  the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;
  •
  the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;
  •
  we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and
  •
  the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

        A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the applicable guarantee without first instituting a legal proceeding against the applicable guarantee trustee, the applicable trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the applicable trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provides that no payments may be made in respect of the applicable debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the applicable trust agreement.

Limited Purpose of Trusts

        The preferred securities evidence preferred undivided beneficial interests in the assets of the corresponding trust. The trusts exist for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging only in those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the corresponding trust (or from us under the corresponding guarantee) if and to the extent the trust has funds available for the payment of such distributions.

Rights Upon Termination

        Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash.

        Upon or voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trusts other than the obligations of the trusts to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

PLAN OF DISTRIBUTION

        The trusts or we may sell the preferred securities:

  •
  through underwriters or dealers,

  •
  directly to one or a limited number of institutional purchasers; or

  •
  through agents.

        The applicable prospectus supplement will set forth the terms of the offering of any preferred securities, including the name or names of any underwriters, dealers or agents, the price of the preferred securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

        If underwriters are used in the sale, the preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The preferred securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated.

        If we use a dealer in the sale of any preferred securities, we will sell those preferred securities to the dealer, as principal. The dealer may then resell the preferred securities to the public at varying prices to be determined by the dealer at the time of resale.

        We may sell preferred securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best effort basis for the period of its appointment.

        Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the preferred securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the preferred securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time. The compensation payable by us to the underwriters in any underwritten offering of preferred securities under this prospectus will not exceed 8% of the total offering price of the preferred securities. If an applicable prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase trust preferred securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

        Under agreements entered into with us, agents and underwriters who participate in the distribution of the trust preferred securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

        The validity of the debentures and the guarantees will be passed upon for us by Bingham McHale LLP, Indianapolis, Indiana. The validity of the trust securities will be passed upon for the trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to the trusts. If the securities are being distributed in an underwritten offering, related legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

        The consolidated financial statements of First Merchants Corporation as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 incorporated in this prospectus and in the registration statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by BKD, LLP, independent auditors, as stated in their report, which is incorporated by reference herein and in the registration statement and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting. Olive LLP and Baird, Kurtz & Dobson merged effective June 1, 2001 to become BKD, LLP.

        The consolidated financial statements of Lafayette Bancorporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which are incorporated in this prospectus and in the registration statement by reference to our Current Report on Form 8-K filed April 2, 2002, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN GET MORE INFORMATION

        This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trusts with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the preferred securities, the debentures and the guarantees. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Securities and Exchange Commission.

        We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also inspect and copy these materials at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain additional information about us on our website at http://www.firstmerchants.com.

        The trusts are not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and, although the trusts will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trusts will file separate reports under the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE

        We "incorporate by reference" into this prospectus the information in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information we file subsequently with the Securities and Exchange Commission will automatically update this prospectus. We incorporate by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

  •
  Our Current Report on Form 8-K filed on April 2, 2002, containing consolidated financial statements of Lafayette Bancorporation.

        We also incorporate by reference any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

        You may request, either orally or in writing, a copy of the documents incorporated by reference by contacting Larry R. Helms, our General Counsel, at the following address and phone number: 200 East Jackson, Muncie, Indiana 47305, telephone (765) 747-1500. Any documents so requested will be provided to you at no cost.

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

•
You should only rely on the information contained or incorporated by reference in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

•
We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•
You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of the prospectus supplement only.

•
This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

1,850,000 Preferred Securities

FIRST MERCHANTS
CAPITAL TRUST I

8.75% Cumulative Trust
Preferred Securities

(Liquidation Amount $25 per
Preferred Security)

Fully, irrevocably and unconditionally guaranteed on a subordinated basis, as described in this prospectus supplement, by

$46,250,000
8.75% Subordinated Debentures
of

FIRST MERCHANTS CORPORATION

Prospectus Supplement
April 12, 2002
(Including Prospectus
dated April 12, 2002)

Stifel, Nicolaus & Company
 Incorporated

RBC Capital Markets

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
First Merchants Corporation
First Merchants Capital Trust I
The Offering
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
LAFAYETTE BANCORPORATION SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
SUMMARY UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
Risks Related to an Investment in First Merchants Corporation
Risks Related to an Investment in the Preferred Securities
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
ACCOUNTING AND REGULATORY TREATMENT
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2001
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2001
DESCRIPTION OF THE TRUST
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
BOOK ENTRY ISSUANCE
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN GET MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
FIRST MERCHANTS CORPORATION
DESCRIPTION OF THE TRUSTS
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
ACCOUNTING TREATMENT
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF THE GUARANTEES
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN GET MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE